Exhibit 10.9

CONSENT AGREEMENT

This Consent Agreement (“Consent Agreement”), dated as of November 11, 2011, is entered into by Chevron Phillips Chemical Company LLC, a Delaware limited liability company (the “Company”), ConocoPhillips, a Delaware corporation (“ConocoPhillips”), ConocoPhillips Company, a Delaware corporation and a wholly-owned Subsidiary of ConocoPhillips (“COPCo”), Phillips Chemical Holdings Company, a Delaware corporation and a wholly-owned Subsidiary of ConocoPhillips (“Chemical Holdings”), WesTTex 66 Pipeline Co., a Delaware corporation and a wholly-owned Subsidiary of ConocoPhillips (“WesTTex 66”), Phillips Petroleum International Corporation, a Delaware corporation and a wholly-owned Subsidiary of ConocoPhillips (“PPIC” and together with COPCo, Chemical Holdings and WesTTex 66, the “Class P Members”), Chevron Corporation, a Delaware corporation (“Chevron”), and Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned Subsidiary of Chevron (“CUSA” and the “Class C Member”). Reference is made to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2002 (as amended on or prior to the date hereof, the “LLC Agreement”). Capitalized terms used and not defined herein have the meaning set forth in the LLC Agreement.

WHEREAS, ConocoPhillips, through its wholly-owned Subsidiaries, the Class P Members, and Chevron, through its wholly-owned Subsidiary, the Class C Member, indirectly own one hundred percent of the Membership Interest of the Company;

WHEREAS, ConocoPhillips has announced its intention to pursue a separation of certain of its businesses, via a series of transactions including a contribution of certain assets and entities to a newly-formed, wholly-owned Subsidiary of ConocoPhillips (“SpinCo”), followed by a distribution of all of the stock of SpinCo to ConocoPhillips’ stockholders (the “Spin-off”);

WHEREAS, ConocoPhillips contemplates that in connection with and pursuant to the Spin-off, which is targeted to occur by the second quarter of 2012, ConocoPhillips shall (i) have equity interest(s) in certain of the Class P Members transferred to SpinCo, to a wholly-owned Subsidiary of SpinCo or to a wholly-owned Subsidiary of COPCo, (ii) have Membership Interest(s) owned by certain of the Class P Members transferred to SpinCo or a wholly-owned Subsidiary of SpinCo, (iii) have Membership Interest(s) owned by certain of the Class P Members transferred among or between the Class P Members or to a wholly-owned Subsidiary of COPCo, (iv) have all the equity interest of a wholly-owned Subsidiary of COPCo that holds Membership Interest transferred to ConocoPhillips or SpinCo or a wholly-owned Subsidiary of SpinCo, (v) distribute all of the stock of SpinCo to ConocoPhillips’ stockholders or (vi) effect a combination of (i), (ii), (iii), (iv) and (v) so that SpinCo directly or indirectly owns the entire Class Membership Interest of the Class P Members;

WHEREAS, COPCo (formerly Phillips Petroleum Company), Chevron and the Company are party to that certain Contribution Agreement, dated as of May 23, 2000 (as amended or modified, the “Contribution Agreement”);

WHEREAS, in connection with the Contribution Agreement, COPCo (formerly Phillips Petroleum Company), Chevron and the Company entered into that certain Tradename License Agreement referenced in the Contribution Agreement (as amended or modified, the “Tradename License Agreement”);

WHEREAS, COPCo (as successor by merger to Tosco Corporation) and Union Oil Company of California, a California corporation and a wholly-owned Subsidiary of Chevron (“Unocal”), entered into that certain Sale and Purchase Agreement, dated December 14, 1996 (as amended or modified, the “Sale and Purchase Agreement”);

WHEREAS, the Sale and Purchase Agreement provided for entry by the parties thereto in an agreement entitled Environmental Agreement, and COPCo (as successor by merger to Tosco Corporation) and Unocal entered into such Environmental Agreement as of April 1, 1997;

WHEREAS, COPCo (as successor by merger to Tosco Corporation) and Unocal entered into that certain Environmental Liability Transfer Agreement, dated September 1, 2009; and

WHEREAS, in connection with the foregoing, the Company, ConocoPhillips, the Class P Members, Chevron and the Class C Member have determined to enter into this Consent Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Notwithstanding Article 10 or any other provision of the LLC Agreement to the contrary, ConocoPhillips may, if ConocoPhillips determines to effect the Spin-off, (i) have equity interest(s) in certain of the Class P Members transferred to SpinCo, to a wholly-owned Subsidiary of SpinCo or to a wholly-owned Subsidiary of COPCo, (ii) have Membership Interest(s) owned by certain of the Class P Members transferred to SpinCo or a wholly-owned Subsidiary of SpinCo, (iii) have Membership Interest(s) owned by certain of the Class P Members transferred among or between the Class P Members or to a wholly-owned Subsidiary of COPCo, (iv) have all the equity interest of a wholly-owned Subsidiary of COPCo that holds Membership Interest transferred to ConocoPhillips or SpinCo or a wholly-owned Subsidiary of SpinCo, (v) distribute all of the stock of SpinCo to ConocoPhillips’ stockholders or (vi) effect a combination of (i), (ii), (iii), (iv) and (v) so that SpinCo directly or indirectly owns the entire Class Membership Interest of the Class P Members (each case, the “Transfer”).

2.	Each of Chevron and the Class C Member hereby waives any right of first refusal with respect to the Class P Members’ Membership Interest pursuant to Section 10.6 of the LLC Agreement and any other transfer rights or restrictions pursuant to Section 10.8 or any other provision of the LLC Agreement that would otherwise be applicable in the event that ConocoPhillips effects the Transfer.

2

3.	Each of Chevron and the Class C Member hereby grants its consent to the Transfer and agrees to use commercially reasonable efforts to cooperate and execute, if necessary, whatever documents may be reasonably required in order for ConocoPhillips to effect the Transfer.

4.	Each of the foregoing waivers, consents, and agreements of Chevron and the Class C Member is subject to the following conditions (the “Conditions”), and this Consent Agreement shall not be effective until such conditions are met:

(a)	In the event that ConocoPhillips effects a transfer of Membership Interest owned by a Class P Member to SpinCo or to a wholly-owned Subsidiary of SpinCo or of COPCo that is not already a Member at the time of such transfer (each, a “New Substitute Member”), each such New Substitute Member and each Class P Member shall have executed and delivered to Chevron and the Class C Member an amendment to the LLC Agreement reflecting the admission of each such New Substitute Member and including an agreement in writing by the New Substitute Member to be bound by the LLC Agreement in substantially the form of Exhibit A hereto (each, a “New Substitute Member Amendment”);

(b)	(i) Each of SpinCo and any wholly-owned Subsidiaries of SpinCo, to the extent the Membership Interest of the Class P Members is to be transferred to such Subsidiaries pursuant to the Transfer, and (ii) each of the current Class P Members to the extent such Class P Members are to retain their direct Membership Interest pursuant to the Transfer, shall have executed and delivered to Chevron and the Class C Member the Third Amended and Restated LLC Agreement of the Company in substantially the form attached as Exhibit B hereto (the “Third Amended and Restated LLC Agreement”);

(c)	Each of COPCo and SpinCo shall have executed and delivered to Chevron and the Company the Contribution Assumption Agreement in substantially the form attached as Exhibit C hereto (the “Contribution Assumption Agreement”); and

(d)	Each of COPCo, ConocoPhillips and SpinCo shall have executed and delivered to Chevron the Environmental Assumption Agreement in substantially the form attached as Exhibit D hereto (the “Environmental Assumption Agreement”).

(e)

ConocoPhillips shall either, at ConocoPhillips’ option, (i) provide Chevron with written confirmation from a duly authorized officer of ConocoPhillips that the financial status of SpinCo immediately prior to consummation of the Spin-Off has not materially worsened compared to that set forth in the documentation provided by ConocoPhillips to Chevron or the documentation filed with the Securities and Exchange Commission, in each case, on or prior to the date hereof or (ii) provide

3

Chevron with evidence that SpinCo has both a credit rating of Baa3 or higher (or the equivalent) from Moody’s Investors Service, Inc. (or any successor thereto) and a credit rating of BBB- or higher (or the equivalent) from Standard & Poor’s Ratings Group (or any successor thereto) as of immediately prior to the Spin-off.

5.	The parties agree that any purported Transfer consummated without the satisfaction of the Conditions shall be void and shall be of no effect.

6.	With respect to each New Substitute Member, and concurrently with the satisfaction of the Condition set forth in Section 4(a) with respect to such New Substitute Member, the Class C Member agrees to execute and deliver to the Class P Members the applicable New Substitute Member Amendment.

7.	Concurrently with the Transfer, and upon the satisfaction of the Conditions, (a) each of Chevron and the Class C Member agrees to execute and deliver to SpinCo and the Class P Members the Third Amended and Restated LLC Agreement, (b) Chevron agrees to execute and deliver to COPCo and SpinCo the Contribution Assumption Agreement, (c) Chevron agrees to cause Unocal to execute and deliver to COPCo, ConocoPhillips and SpinCo the Environmental Assumption Agreement and (d) the Company agrees to execute and deliver to COPCo, SpinCo and Chevron the Contribution Assumption Agreement.

8.	COPCo hereby waives any and all right to claim that the Transfer and the transactions contemplated by the Transfer is in breach of, results in a termination of any rights under, or gives rise to any termination or other right becoming exercisable pursuant to or in connection with, the Tradename License Agreement (including, without limitation, the right to termination of the Tradename License Agreement set forth in Section 8.2.2 of the Tradename License Agreement). Each of COPCo, Chevron and the Company agree that (a) the Tradename License Agreement shall continue to remain in full force and effect prior to and after the consummation of the Transfer or any of the other transactions contemplated by the Transfer, except that upon consummation of the Transfer all of COPCo’s rights as “LICENSOR” pursuant to Section 8.2.2 of the Tradename License Agreement shall terminate and be of no further force or effect and (b) the Tradename License Agreement shall continue in force regardless of whether COPCo’s Trademark (as defined in the Tradename License Agreement) registrations remain in force.

9.

ConocoPhillips represents and warrants that the Transfer shall not cause a termination of the Company under section 708 of the Code (a “Termination”). If the Transfer causes a Termination, ConocoPhillips, as the sole remedy therefor, will reimburse and indemnify the Company and the Class C Member, and hold the Company and the Class C Member harmless from, all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such Termination (“Termination Losses”); provided that the calculation of such

4

Termination Losses shall (i) use an assumed discount rate of 10% and (ii) be on an after-tax basis, with an assumed tax rate of 38%. For the avoidance of doubt and without limiting the generality of the foregoing, with respect to property held by the Company at the time of the Termination, the difference between the present value of (i) the deductions the Company would have been entitled to under Section 168 of the Code had no such Termination occurred and (ii) the deductions the Company is entitled to under Section 168 of the Code following the Termination shall be considered Termination Losses.

10.	ConocoPhillips represents and warrants that the Transfer will not (a) violate any applicable federal or state securities laws or regulations, subject the Company to registration as an investment company or election as a “business development company” under the Investment Company Act of 1940; (b) require any Member or any affiliate of a Member to register as an investment adviser under the Investment Advisers Act of 1940; (c) violate any other federal, state or local laws; (d) cause the Company to be treated as an association taxable as a corporation for federal income tax purposes; (e) cause the Company or any Member to be treated as an ERISA fiduciary; or (f) otherwise violate the LLC Agreement (each of the foregoing, a “Transfer Violation”). If the Transfer causes a Transfer Violation, ConocoPhillips will reimburse and indemnify the Company and the Class C Member and hold the Company and the Class C Member harmless from all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such Transfer Violation, and such indemnification shall be on an after-tax basis with an assumed tax rate of 38%.

11.	ConocoPhillips shall promptly reimburse the Company for all third party fees and expenses incurred by the Company or any of its Subsidiaries in connection with the Transfer, including, but not limited to, Transfer Taxes and legal fees and costs. “Transfer Tax” means any registration, stamp, recording, property, transfer or similar tax.

12.	From the date hereof until the consummation of the Spin-Off, ConocoPhillips agrees to provide Chevron with such proof of the investment intent and financial status of SpinCo as Chevron may reasonably request.

13.

(a)	This Consent Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

(b)

Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Consent Agreement, and hereby irrevocably agrees that all

5

claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)	To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Consent Agreement.

(d)	Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Consent Agreement. Each party hereto certifies that it has been induced to enter into this Consent Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 12.

14.	This Consent Agreement may be executed in multiple counterparts including through electronically exchanged signature pages (e.g., emailed PDFs or facsimile transmissions), one for each of the parties hereto, and each of the counterparts when executed and delivered shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument.

15.	This Consent Agreement shall automatically terminate if the Transfer is not consummated in accordance with this Consent Agreement prior to October 1, 2012 or, if earlier, upon a public announcement by ConocoPhillips that it has abandoned the Spin-off.

[Signature pages follow]

6

IN WITNESS WHEREOF, the parties hereto have caused this Consent Agreement to be duly executed and delivered, all as of the date first set forth above.

CONOCOPHILLIPS

By:	/s/ Greg C. Garland
	Name:	Greg C. Garland
	Title:	Senior Vice President, Exploration & Production—Americas

CONOCOPHILLIPS COMPANY

By:	/s/ Greg C. Garland
	Name:	Greg C. Garland
	Title:	Senior Vice President, Exploration & Production—Americas

PHILLIPS CHEMICAL HOLDINGS COMPANY

By:	/s/ Frances M. Vallejo
	Name:	Frances M. Vallejo
	Title:	Vice President & Treasurer

WESTTEX 66 PIPELINE CO.

By:	/s/ Frances M. Vallejo
	Name:	Frances M. Vallejo
	Title:	Vice President & Treasurer

PHILLIPS PETROLEUM INTERNATIONAL CORPORATION

By:	/s/ Frances M. Vallejo
	Name:	Frances M. Vallejo
	Title:	Vice President & Treasurer

[Signature Page to Consent Agreement]

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name: Michael K. Wirth
Title: EVP Downstream & Chemicals

CHEVRON U.S.A. INC.

By:	/s/ Mark Menke
Name: Mark Menke
Title: GM - Mergers and Acquisitions Assistant Secretary

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

By:	/s/ Timothy J. Hill
Name: Timothy J. Hill
Title: SVP, Legal & Public Affairs

[Signature Page to Consent Agreement]

Exhibit B

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

EFFECTIVE AS OF             , 20

i

6.4	VICE PRESIDENTS	21
6.5	SECRETARY	21
6.6	CHIEF FINANCIAL OFFICER	22
6.7	TERM	22

ARTICLE 7 OPERATIONAL MATTERS		22
7.1	BOARD OF DIRECTOR APPROVAL	22
7.2	STRATEGIC AND BUSINESS PLANS; REPORTS	24

ARTICLE 8 CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS		25
8.1	CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS	25
8.2	ADDITIONAL CAPITAL CONTRIBUTIONS	26
8.3	WITHDRAWAL OR REDUCTION OF CAPITAL CONTRIBUTIONS	26
8.4	NO RETURN ON OR OF CAPITAL CONTRIBUTIONS	26
8.5	CAPITAL ACCOUNTS	26
8.6	LOANS BY MEMBERS TO THE COMPANY	27
8.7	TREATMENT OF CERTAIN INDEMNITY PAYMENTS	28
8.8	TREATMENT OF CERTAIN DEFERRED CAPITAL CONTRIBUTIONS	28
8.9	SPECIAL RULE	29
8.10	APPLICATION OF THE BASKET, TAX BASKET AMOUNT AND CAP	29

ARTICLE 9 ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS; TAX AND ACCOUNTING MATTERS		29
9.1	ALLOCATIONS	29
9.2	DISTRIBUTIONS	33
9.3	ACCOUNTING MATTERS	36
9.4	TAX STATUS AND RETURNS	36
9.5	754 ELECTION AND OTHER TAX ELECTIONS	36
9.6	TAX MATTERS PARTNER	36

ARTICLE 10 RESTRICTIONS ON TRANSFER		37
10.1	TRANSFER OF INTERESTS	37
10.2	CONDITIONS OF TRANSFER	37
10.3	ADMISSION OF SUBSTITUTE MEMBER	37
10.4	EFFECT OF TRANSFER WITHOUT APPROVAL	38
10.5	LIABILITY FOR BREACH	38
10.6	PERMITTED TRANSFERS SUBJECT TO RIGHT OF FIRST REFUSAL	38
10.7	PERMITTED TRANSFERS AMONG WHOLLY-OWNED AFFILIATES	40
10.8	TRANSFERS OF EQUITY INTERESTS IN A MEMBER	40
10.9	CREDIT RATINGS BUY-OUT OPTION	40
10.10	BUY-OUT OPTION UPON CHANGE OF CONTROL	43
10.11	CLOSING OF BUY-OUT OPTION EXERCISES	44

ii

ARTICLE 11 COMPETITION		45
11.1	GENERAL	45
11.2	RESOLUTION OF COMPETITIVE CONFLICTS	46

ARTICLE 12 TERM AND DISSOLUTION		47
12.1	TERM	47
12.2	DISSOLUTION	47
12.3	LIQUIDATION	47
12.4	LIABILITIES	48
12.5	SETTLING OF ACCOUNTS	48
12.6	DISTRIBUTION OF PROCEEDS	48
12.7	CERTIFICATE OF CANCELLATION	49

ARTICLE 13 INDEMNIFICATION		49
13.1	INDEMNIFICATION: PROCEEDING OTHER THAN BY COMPANY	49
13.2	INDEMNIFICATION: PROCEEDING BY COMPANY	49
13.3	MANDATORY ADVANCEMENT OF EXPENSES	50
13.4	EFFECT AND CONTINUATION	50
13.5	INSURANCE AND OTHER FINANCIAL ARRANGEMENTS	51
13.6	NOTICE OF INDEMNIFICATION AND ADVANCEMENT	52
13.7	REPEAL OR MODIFICATION	52

ARTICLE 14 INSPECTION OF COMPANY RECORDS; ANNUAL AND OTHER REPORTS		52
14.1	RECORDS TO BE KEPT	52
14.2	ACCESS TO COMPANY INFORMATION	52
14.3	ANNUAL AND QUARTERLY REPORTS	53

ARTICLE 15 DEFAULTS AND REMEDIES		53
15.1	DEFAULTS	53
15.2	REMEDIES	53
15.3	NO WAIVER	53

ARTICLE 16 MISCELLANEOUS		54
16.1	AMENDMENTS	54
16.2	REPRESENTATION OF SHARES OF COMPANIES OR INTERESTS IN OTHER ENTITIES	54
16.3	SEAL	54
16.4	ACTIONS BY CLASS P MEMBERS AND CLASS C MEMBERS	54
16.5	ENTIRE AGREEMENT	54
16.6	THIRD PARTIES	55
16.7	GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY TRIAL	55
16.8	COUNTERPARTS	55
16.9	TITLES AND SUBTITLES; FORM OF PRONOUNS; CONSTRUCTION AND DEFINITIONS	56
16.10	DELAWARE LIMITED LIABILITY COMPANY ACT PREVAILS	56
16.11	SEVERABILITY	56
16.12	EFFECTIVE DATES OF AMENDMENTS	56

iii

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is made and entered into effective as of              , 20     by and among Chevron Corporation (formerly ChevronTexaco Corporation, a Delaware corporation (“Chevron”), [SPINCO], a [            ] (“[SpinCo]”), 1 [NEWLY FORMED SPINCO SUBSIDIARY], a [            ] (“[SpinCo Sub]”), WesTTex 66 Pipeline Company, a Delaware corporation (“WesTTex 66”), Phillips Chemical Holdings Company (formerly Drilling Specialties Co.), a Delaware corporation (“Chemical Holdings”) and Chevron U.S.A. Inc., a Pennsylvania corporation (“CUSA,” or the “Initial Chevron Member”).

W I T N E S S E T H:

WHEREAS, on May 23, 2000, a Certificate of Formation (the “Certificate”) for Chevron Phillips Chemical Company LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware, was filed with the Secretary of State of the State of Delaware; and

WHEREAS, the Initial Chevron Member and ConocoPhillips Company (formerly Phillips Petroleum Company), a Delaware corporation (“Phillips,” or the “Initial Phillips Member”), entered into the original Limited Liability Company Agreement of the Company (the “Original LLC Agreement”) on May 23, 2000; and

WHEREAS, on July 1, 2000, Chemical Holdings, WesTTex 66, Phillips Petroleum International Corporation, a Delaware corporation (“PPIC”), the Initial Chevron Member, the Initial Phillips Member, and others entered into an Amended and Restated Limited Liability Company Agreement (the “Amended & Restated LLC Agreement”) that amended and restated the Original LLC Agreement in its entirety; and

WHEREAS, the Amended & Restated LLC Agreement was amended, effective as of July 1, 2000, by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company (“Amendment No. 1 to the Amended & Restated LLC Agreement”); and

WHEREAS, effective as of July 1, 2002, Chevron, Chemical Holdings, WesTTex 66, PPIC, the Initial Chevron Member and the Initial Phillips Member entered into a Second Amended and Restated Limited Liability Company Agreement (the “Second Amended & Restated LLC Agreement”) that amended and restated the Amended & Restated LLC Agreement in its entirety; and

[1]	NOTE: This Agreement reflects what is understood to be ConocoPhillips’ planned structure of the transfer of Company Membership Interests in connection with the Spin-off. If the planned structure changes appropriate drafting changes will be required to reflect the correct Members of the Company upon completion of the Spin-off. For purposes of this draft, SpinCo is the publicly-traded Ultimate Parent created by the Spin-off.

WHEREAS, the Second Amended & Restated LLC Agreement was amended, effective as of September 30, 2007, by Consent and First Amendment to the Second Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC; and

WHEREAS, the Second Amended & Restated LLC Agreement was amended, effective as of             , 2011, by Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC; and

WHEREAS, a letter agreement was entered into as of             , 2011, by and among Phillips, PPIC, WesTTex 66, Chemical Holdings and CUSA with respect to certain matters relating to Tax Distributions (as defined below); and

WHEREAS, the Second Amended & Restated LLC Agreement was amended, effective as of             , 20    , by Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC to reflect the admission of [SpinCo Sub] as a substitute Member; and [ADD ANY FURTHER AMENDMENTS REQUIRED FOR SUBSTITUTE MEMBERS PURSUANT TO THE CONSENT AGREEMENT]

WHEREAS, ConocoPhillips, a Delaware corporation (“ConocoPhillips”), separated certain of its businesses, via a series of transactions including a contribution of certain assets and entities to [SpinCo], followed by a distribution of all of the stock of [SpinCo] to ConocoPhillips’ stockholders (the “Spin-off”); and

WHEREAS, in connection with the Spin-off, (i) PPIC transferred its 10.62% Membership Interest to Phillips, increasing Phillips’ Percentage Interest to 47.54%, (ii) Phillips formed [SpinCo Sub] as a wholly-owned Subsidiary and contributed its 47.54% Membership Interest to [SpinCo Sub] together with Phillips’ equity interests in WesTTex 66 and Chemical Holdings, (iii) Phillips distributed its equity interest in [SpinCo Sub] to ConocoPhillips, (iv) ConocoPhillips contributed its equity interest in [SpinCo Sub] to [SpinCo] at which time [SpinCo] was a wholly-owned Subsidiary of ConocoPhillips and (v) ConocoPhillips distributed all the stock of [SpinCo] to ConocoPhillips’ stockholders (collectively, the “SpinCo Transfer”); and [TO BE MODIFIED IF NECESSARY TO REFLECT CHANGED STRUCTURE OF SPINCO TRANSFER]

WHEREAS, pursuant to Section 16.1(a) of the Second Amended & Restated LLC Agreement, the Members desire to amend and restate the Second Amended & Restated LLC Agreement in its entirety to reflect the SpinCo Transfer and to make certain other revisions to the Second Amended & Restated LLC Agreement.

NOW, THEREFORE, the Members by this Agreement set forth the limited liability company agreement for the Company under the Delaware Limited Liability Company Act (6 Del.C. ss. 18-101 et seq., the “Act”) upon the following terms and conditions:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1.

“Act” has the meaning set forth in the Recitals hereto.

“Adjusted Capital Account Balance” means each Member’s Capital Account, increased by the amount of such Member’s share of “minimum gain” and “partner nonrecourse debt minimum gain” as such terms are defined in Treasury Regulation 1.704-2 and such other amounts as such Member is unconditionally obligated to contribute hereunder.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of sections 1.704-2(i)(5) and 1.704-2(g)(1) of the Income Tax Regulations; and

(b) Debit such Capital Account by the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Income Tax Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted consistently therewith.

“Adjusted Taxable Income” means, for a Fiscal Year, Fiscal Quarter or other period, the federal taxable income allocated by the Company to the Member for such Fiscal Year, Fiscal Quarter or other period; provided, that such taxable income shall be computed by taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Amended & Restated LLC Agreement” has the meaning set forth in the Recitals hereto.

“Amendment No. 1 to the Amended & Restated LLC Agreement” has the meaning set forth in the Recitals hereto.

“Basket” has the meaning set forth in Article I of the Contribution Agreement.

“Board of Directors” has the meaning set forth in Section 4.1.

“Buy-Out Interests” has the meaning set forth in Section 10.9(d).

“Buy-Out Interest Option” has the meaning set forth in Section 10.9(d).

“Buy-Out Interest Option Period” has the meaning set forth in Section 10.9(d).

“Buy-Out Members” has the meaning set forth in Section 10.9(a).

“Buy-Out Purchase Price” has the meaning set forth in Section 10.9(d).

“Cap” has the meaning set forth in Article I of the Contribution Agreement.

“Capital Account” has the meaning set forth in Section 8.5.

“Capital Contributions” means the contributions made by the Members to the capital of the Company pursuant to Section 8.1 or 8.2 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

“Carrying Value” means, with respect to any Company asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The fair market value as agreed by the Members, when contributed, of an asset contributed to the Company by any Member. The aggregate Carrying Value effective as of the Closing of the assets initially contributed by the Initial Chevron Member and each Previous Phillips Member to the Company pursuant to Section 8.1(a) of the Amended & Restated LLC Agreement, is the amount that was determined in accordance with Section 8.1(c) of the Amended & Restated LLC Agreement.

(b) The Carrying Values of all Company assets shall be adjusted to equal their respective fair market values as agreed to by the Board of Directors, and the resulting unrecognized gain or loss allocated to the Capital Accounts of the Members as though such assets had been sold for their respective fair market values as of the following times: (i) immediately before the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) upon the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in the Company; (iii) the date the Company is liquidated within the meaning of section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations; and (iv) the termination of the Company pursuant to the provisions of this Agreement.

(c) The Carrying Value of the Company assets shall be increased or decreased to the extent required under section 1.704-1(b)(2)(iv)(m) of the Income Tax Regulations in the event that the adjusted tax basis of Company assets are adjusted pursuant to section 732, 734 or 743 of the Code, provided, however, that the Carrying Value shall not be adjusted pursuant to this subparagraph (c) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (c).

(d) The Carrying Value of a Company asset that is distributed (whether in liquidation of the Company or otherwise) to one or more Members shall be adjusted to equal its fair market value at the time of such distribution as determined by the Board of Directors, and the resulting unrecognized gain or loss shall be allocated to the Capital Accounts of the Members as though such asset had been sold for such fair market value.

(e) The Carrying Value of a Company asset shall be adjusted by the Depreciation attributable to such asset.

“Cash Earnings” shall mean the Company’s Net Profit for each Fiscal Quarter, (i) exclusive of any net income as so computed of the Company’s non-United States subsidiaries that has not been distributed by such subsidiaries to the Company or the Company’s United States subsidiaries, (ii) increased by depreciation, amortization, cost recovery allowances and other non-cash charges deducted in determining the Company’s Net Profit, and (iii) decreased by any income or franchise taxes (including without limitation withholding or branch profits taxes on distributions made or deemed made to the Company) imposed on the Company (as distinguished from income taxes imposed on the Members), to the extent not already deducted in computing Net Profit.

“Certificate” has the meaning set forth in the Recitals hereto.

“Change of Control” of an entity shall be deemed to occur if:

(a) during any consecutive 24-month period, persons who constitute the board of directors of such entity at the beginning of the period (the “Incumbent Directors”) cease to constitute at least a majority of the board of directors of such entity; provided, that any person becoming a director during such 24-month period and whose appointment, election or nomination was approved by a vote of at least a majority of the Incumbent Directors then on the board of directors of such entity (either by a specific vote or by approval of the proxy statement of such entity in which such person is named as a nominee for director) shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of such entity as a result of an actual or threatened election contest relating to the election or removal of members of the board of directors of such entity (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the board of directors of such entity (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act) or “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), is or becomes the “beneficial owner” (as such phrase is defined in Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of such entity representing fifty percent (50%) or more of the combined voting power of such entity’s then outstanding voting securities;

(c) such entity consummates a merger or consolidation of such entity, with any other company, other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation; or

(d) such entity consummates the sale or disposition of all or substantially all of its assets.

“Change of Control Interests” has the meaning set forth in Section 10.10(b).

“Change of Control Notice” has the meaning set forth in Section 10.10(a).

“Change of Control Option” has the meaning set forth in Section 10.10(b).

“Change of Control Option Period” has the meaning set forth in Section 10.10(b).

“Change of Control Purchase Price” has the meaning set forth in Section 10.10(b).

“Chemicals Business” means the lines of business comprising P Chem and C Chem (as defined in the Contribution Agreement), other petrochemicals businesses and related businesses; provided, however, that Chemicals Business shall not include any specific businesses comprising Chevron Excluded Assets or Phillips Excluded Assets (as defined in the Contribution Agreement).

“Chemical Holdings” has the meaning set forth in the Preamble hereto.

“Chevron” has the meaning set forth in the Preamble hereto.

“Chevron Pipe Line Contribution” shall have the meaning set forth in Exhibit A-2 of the Contribution Agreement.

“Class C Director” and “Class C Directors” have the meaning set forth in Section 4.3(a).

“Class C Member” includes CUSA and any other Member to whom a Class C Member Transfers a Membership Interest in accordance with this Agreement; provided, however, that a Class C Member shall cease to be a Class C Member upon the Transfer of all of such Person’s Membership Interest in accordance with this Agreement.

“Class C Members Aggregate Allocable Share” means, for each Fiscal Year, Fiscal Quarter or other period of the Company, the sum of the Adjusted Taxable Income of the Company allocated to all Class C Members for such Fiscal Year, Fiscal Quarter or other period.

“Class P Director” and “Class P Directors” have the meaning set forth in Section 4.3(b).

“Class P Member” includes [SpinCo Sub], WesTTex 66, Chemical Holdings and any other Member to whom a Class P Member Transfers a Membership Interest in accordance with this Agreement; provided, however, that a Class P Member shall cease to be a Class P Member upon the Transfer of all of such Person’s Membership Interest in accordance with this Agreement.

“Class P Members Aggregate Allocable Share” means, for each Fiscal Year, Fiscal Quarter or other period of the Company, the sum of the Adjusted Taxable Income of the Company allocated to all Class P Members for such Fiscal Year, Fiscal Quarter or other period.

“Class Membership Interest” means the aggregate Membership Interest of all of the Class C Members or all of the Class P Members, as the case may be.

“Closing” has the meaning provided for in the Contribution Agreement.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

“Company” has the meaning set forth in the Recitals hereto.

“Company Indemnifiable Payment” has the meaning set forth in Section 8.7(a).

“Company Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Income Tax Regulations for the phrase “partnership minimum gain.”

“Competing Class” has the meaning set forth in Section 11.1.

“Conflict Notice” has the meaning set forth in Section 11.1.

“ConocoPhillips” has the meaning set forth in the Recitals hereto.

“Consent Agreement” means that certain Consent Agreement, dated as of             , 2011, by and among the Company, ConocoPhillips, Phillips, Chemical Holdings, WesTTex 66, PPIC, Chevron and CUSA, as the same may be amended or modified from time to time.

“Contribution Agreement” means that certain Contribution Agreement, dated as of May 23, 2000, by and among Chevron Corporation, Phillips Petroleum Company and the Company, as the same may be amended or modified from time to time.

“Contribution Assumption Agreement” means that certain Contribution Assumption Agreement, dated as of             , 20    , by and among Phillips, [SpinCo], Chevron and the Company, as the same may be amended or modified from time to time.

“Costs” means the sum of all cash expenditures made by the Company in connection with the ownership of the Company’s assets and the operation of the Company’s business, including, without limitation, the cost of all materials purchased, goods returned, services provided and other similar fees, costs and expenses; all real estate and sales taxes; all insurance premiums; all payments of principal and interest on Company indebtedness; any distributions to Members, and other similar expenditures.

“Counter-Offer” has the meaning set forth in Section 11.2(a).

“Credit Rating Event” has the meaning set forth in Section 10.9(a).

“Cure Event” has the meaning set forth in Section 10.9(b).

“CUSA” has the meaning set forth in the Preamble hereto.

“Depreciation” means, for a Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, then Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board of Directors.

“Director” means a Person who is elected as a Director of the Company pursuant to Section 4.3 or 4.4 of this Agreement.

“Distribution Date” has the meaning set forth in Section 12.4.

“Downgraded Members” has the meaning set forth in Section 10.9(a).

“Electing Class” has the meaning set forth in Section 10.6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning set forth in Section 10.9(c).

“Fiscal Quarter” means the three (3) month period beginning on the first day of the Company’s Fiscal Year, and each subsequent (3) month period within the Company’s Fiscal Year.

“Fiscal Year” means the Company’s tax year for U.S. federal income tax purposes specified in Section 9.3.

“Income Tax Regulations” means the regulations issued with respect to the Code.

“Indemnified Party” and “Indemnifying Party” shall have the meanings set forth in Article I of the Contribution Agreement.

“Initial Chevron Member” has the meaning set forth in the Preamble hereto.

“Initial Credit Rating Event” has the meaning set forth in Section 10.9(b).

“Initial Cure Period” has the meaning set forth in Section 10.9(b).

“Initial Offer” has the meaning set forth in Section 11.2(a).

“Initial Phillips Member” has the meaning set forth in the Preamble hereto.

“K-Resin Accident” means the fire and explosion on March 27, 2000 that took place at the Phillips K-Resin plant located in Pasadena, Texas.

“Member” has the meaning set forth in Section 3.1.

“Member Indemnifiable Payment” has the meaning set forth in Section 8.7(b).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member, equal to the Company Minimum Gain that would result if all such Member’s Member Nonrecourse Debt were treated as a Nonrecourse Liability, as determined in accordance with section 1.704-2(i)(3) of the Income Tax Regulations.

“Member Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Income Tax Regulations for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deduction” has the meaning set forth in section 1.704-2(i)(2) of the Income Tax Regulations for the phrase “partner nonrecourse deduction.”

“Member’s Proportionate Tax Share” means (i) with respect to a Class C Member, the product of (X) the Tax Distribution for the Fiscal Year, Fiscal Quarter or other period, as applicable, and (Y) a fraction, the numerator of which is the Percentage Interest of such Class C Member for such Fiscal Year, Fiscal Quarter or other period and the denominator is the sum of the Percentage Interests for all Class C Members for such Fiscal Year, Fiscal Quarter or other period and (ii) with respect to a Class P Member, the product of (X) the Tax Distribution for the Fiscal Year, Fiscal Quarter or other period, as applicable, and (Y) a fraction, the numerator of which is the Percentage Interest of such Class P Member for such Fiscal Year, Fiscal Quarter or other period and the denominator is the sum of the Percentage Interests for all Class P Members for such Fiscal Year, Fiscal Quarter or other period. In the event that the Percentage Interest of a Member changes during any Fiscal Year, Fiscal Quarter or other period, the Member’s Proportionate Tax Share of such Member and the other Class P Members or Class C Members, as the case may be, for such Fiscal Year, Fiscal Quarter or other period shall be appropriately adjusted to take into account the Class P Members’ or Class C Members’, as the case may be, varying interests. In no event shall the application of the foregoing formula result in the Class C Members in the aggregate or the Class P Members in the aggregate receiving an amount in excess of the Tax Calculation Share applicable to such Fiscal Year, Fiscal Quarter or other period.

“Membership Interest” means the ownership interest of a Member in the Company, and right to share in the Company’s items of income, gain, loss, deduction, credits and similar items, and the right to receive distributions from the Company, as well as a Member’s rights to vote and otherwise participate in the operation or affairs of the Company as provided for herein and under the Act.

“Moody’s Triggering Credit Rating” means a credit rating lower than Baa3 (or the equivalent) from Moody’s Investors Service, Inc. (or any successor thereto).

“Net After-Tax Basis” has the meaning set forth in Section 8.9.

“Net Profit” or “Net Loss” means for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period determined in accordance with section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in section 705(a)(2)(B) of the Code or treated as such expenditure pursuant to section 1.704-1(b)(2)(iv)(i) of the Income Tax Regulations, and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Carrying Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to section 734(b) of the Code or section 743(b) is required pursuant to section 1.704-1(b)(2)(iv)(m)(4) of the Income Tax Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profit and Net Loss;

(f) If the Carrying Value of any Company asset is adjusted in accordance with either of clauses (b) or (d) of the definition of “Carrying Value,” the amount of such adjustment shall be taken into account in the Fiscal Year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 9.1(b) shall not be taken into account in computing Net Profit or Net Loss.

“Non-Competing Class” has the meaning set forth in Section 11.1.

“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(c) of the Income Tax Regulations.

“Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Income Tax Regulations.

“Non-Transferring Class” has the meaning set forth in Section 10.6(b).

“Non-Voting Directors” has the meaning set forth in Section 4.2.

“Officers” has the meaning set forth in Section 6.1.

“Original LLC Agreement” has the meaning set forth in the Recitals hereto.

“Parent” means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which owns or controls, directly or indirectly, 50% or more of the outstanding voting securities (or equivalent voting interests) of such Person.

“Percentage Interest” means a Member’s percentage interest in the Company as set forth opposite such Member’s name on Schedule 2 hereto.

“Person” means any general partnership, limited partnership, joint venture, association, corporation, limited liability company, trust or other entity and, where the contexts so permits or requires, a natural person.

“Phillips” has the meaning set forth in the Recitals hereto.

“PPIC” has the meaning set forth in the Recitals hereto.

“Previous Phillips Member” means each of Phillips, WesTTex 66, Chemical Holdings and PPIC.

“Purchaser” has the meaning set forth in Section 10.11(a).

“Quarterly Tax Distribution” means, for each Member for each of the first three Fiscal Quarters of the Company during the term of the Company, such Member’s Proportionate Tax Share for such Fiscal Quarter.

“Regulatory Allocations” has the meaning set forth in Section 9.1(b)(viii).

“Reimbursable Capital Expenditures” has the meaning set forth in Section 9.2(h)(i).

“Revenues” means revenues and receipts of every kind and nature (from both cash and credit transactions), including sales proceeds, rental, license, lease or other income, net proceeds from issuance of indebtedness, proceeds from insurance and all other similar items, but excluding (i) payments received as an advance or deposit, until actually applied by the Company; and (ii) except as otherwise expressly agreed by the Members, the amount of any Capital Contributions.

“S&P Triggering Credit Rating” means a credit rating lower than BBB- (or the equivalent) from Standard & Poor’s Ratings Group (or any successor thereto).

“Second Amended & Restated LLC Agreement” has the meaning set forth in the Recitals hereto.

“Seller Member” has the meaning set forth in Section 10.11(a).

“Special Distribution” has the meaning set forth in Section 9.2(h)(iii).

“[SpinCo]” has the meaning set forth in the Preamble hereto.

“[SpinCo Sub]” has the meaning set forth in the Preamble hereto.

“SpinCo Transfer” has the meaning set forth in the Recitals hereto.

“Spin-off” has the meaning set forth in the Recitals hereto.

“Subsequent Credit Rating Event” has the meaning set forth in Section 10.9(b).

“Subsequent Cure Period” has the meaning set forth in Section 10.9(b).

“Subsequent Offer” has the meaning set forth in Section 11.2(a).

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the outstanding voting securities (or equivalent voting interests).

“Suspension Period” has the meaning set forth in Section 8.2.

“Tax Basket Amount” shall have the meaning set forth in Section 1.11 of Annex B to the Contribution Agreement.

“Tax Calculation Share” means, for each Fiscal Year, Fiscal Quarter or other period, the greater of (i) the Class P Members Aggregate Allocable Share for such Fiscal Year, Fiscal Quarter or other period and (ii) the Class C Members Aggregate Allocable Share for such Fiscal Year, Fiscal Quarter or other period.

“Tax Distribution” means, for each Fiscal Year, Fiscal Quarter or other period of the Company during the term of the Company, the product of (i) the Tax Calculation Share for such Fiscal Year, Fiscal Quarter or other period and (ii) the Tax Rate for such Fiscal Year, Fiscal Quarter or other period.

“Tax Rate” means the marginal blended tax rate determined by assuming that (i) such Person is a corporation subject to the highest marginal corporate United States federal income tax rate applicable for the applicable period, (ii) such Person is subject to franchise and other income taxes at a combined rate initially determined to be 5% (which rate may be periodically changed to such rate as shall be agreed upon by the Class C Member(s) and Class P Member(s)), and (iii) the franchise and other income taxes described in the preceding clause (ii) are deductible for United States federal income tax purposes.

“Transfer” has the meaning set forth in Section 10.1.

“Transfer Notice” has the meaning set forth in Section 10.6(b).

“Transferred Interest” has the meaning set forth in Section 10.6(b).

“Transferring Class” has the meaning set forth in Section 10.6(a).

“Ultimate Parent” means, with respect to any Person, a Parent who is not a Subsidiary of any other Person.

“Valuation Notice” has the meaning set forth in Section 10.9(a).

“Voting Directors” has the meaning set forth in Section 4.2.

“WesTTex 66” has the meaning set forth in the Preamble hereto.

“Wholly-Owned Affiliate” means a wholly-owned Subsidiary of the Ultimate Parent of a Member.

ARTICLE 2

OFFICES AND STATUTORY AGENT

2.1 REGISTERED OFFICE AND STATUTORY AGENT. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.

2.2 PRINCIPAL EXECUTIVE OFFICE. The location of the principal executive office for the transaction of the business of the Company shall be Houston, Texas, or such other location as determined by the Board of Directors from time to time.

2.3 BUSINESS. The Company may carry on any lawful business, purpose or activity which is permitted to be carried on by a limited liability company under the Act. The actual business of the Company shall be determined by the Board of Directors.

ARTICLE 3

MEMBERS; CLASSES; VOTING RIGHTS; MEETINGS OF MEMBERS

3.1 MEMBERS. Each party to this Agreement, except for Chevron and [SpinCo], and each person admitted as a Member pursuant to this Agreement shall be a member of the Company until they cease to be a member in accordance with the provisions of the Act, the Certificate or this Agreement (the “Members”). The names of the Members shall be set forth on Schedule 1 hereto.

3.2 CLASSES OF MEMBERS. The Membership Interests in the Company shall be divided into two (2) classes of members, such classes being designated as Class C Members and Class P Members.

3.3 DUTIES OF MEMBERS. Members shall not owe duties, fiduciary or otherwise, or obligations to the Company or other Members, except as expressly set forth herein.

3.4 VOTING RIGHTS.

(a) Except as may otherwise be provided by this Agreement or the Act or the Certificate, the unanimous vote of the Members on a matter shall constitute the act of the Members.

(b) The Members shall have the right to elect Directors in accordance with Sections 4.3 and 4.4 of this Agreement.

(c) Only Persons whose names are listed as Members on the records of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held (except that the record date for Members entitled to give consent to action without a meeting shall be determined in accordance with Section 3.9) shall be entitled to receive notice of and to vote at such meeting, and such day shall be the record date for such meeting. Any Member entitled to vote on any matter shall be entitled to cast that number of votes equal to such Member’s Percentage Interest and may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than elections of a Director), but if the Member fails to specify the number of votes such Member is exercising affirmatively, it will be conclusively presumed that the Member’s approving vote is with respect to all votes such Member is entitled to cast. Such vote may be viva voce or by ballot; provided, however, that all elections for Directors must be by ballot upon demand made by a Member at any election and before the voting begins.

3.5 PLACE OF MEETINGS. All meetings of the Members shall be held at any place within or without the State of Delaware which may be designated either by the Board of Directors or by the written consent of all Members entitled to vote thereat given either before or after the meeting and filed with the secretary. In the event of any inconsistency in the places designated by the Board of Directors or the Members as herein provided, or in the absence of any such designation, Members’ meetings shall be held at the principal executive office of the Company.

3.6 MEETINGS OF MEMBERS; NOTICE OF MEETINGS. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by a majority of the Directors or by Members holding a majority of the Percentage Interests. Upon request in writing that a meeting of Members be called for any proper purpose, the Secretary forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, notice of such meetings shall be given personally, in writing, via electronic means or via facsimile to each Member entitled to vote not less than thirty-five (35) nor more than sixty (60) days before the meeting. Such notices shall state:

(a) The place, date and hour of the meeting;

(b) Those matters which the Directors, at the time of the mailing of the notice, intend to present for action by the Members; and

(c) The names of the Directors intended at the time of the notice to be presented for election.

3.7 QUORUM. The presence at any meeting in person or by proxy of Members holding one-hundred percent (100%) of the aggregate Percentage Interests entitled to vote at such meeting shall constitute a quorum for the transaction of business.

3.8 WAIVER OF NOTICE. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to a holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of Members. All such waivers, consents or approvals shall be filed with the Company records and made a part of the minutes of the meeting.

Attendance of a Member at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

3.9 ACTION BY MEMBERS WITHOUT A MEETING. Directors may be elected or removed without a meeting by a consent in writing, setting forth the action so taken, signed by Members entitled to elect or remove Directors in accordance with Section 4.3; in addition, a Director may be elected at any time to fill a vacancy by a written consent signed by Members entitled to elect or remove Directors in accordance with Section 4.3. Notice of such election shall be promptly given to nonconsenting Members.

Any other action which, under any provision of the Act or the Certificate or this Agreement, may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company’s records.

Unless the consents of all Members entitled to vote have been solicited in writing, prompt notice shall be given of the taking of any action approved by Members without a meeting by less than unanimous written consent to those Members entitled to vote who have not consented in writing.

Unless the Board of Directors sets a record date for the determination of Members entitled to notice of and to give such written consent, the record date for such determination shall be the day on which the first written consent is given.

Any Member giving a written consent, or the Member’s proxyholders, or a personal representative of the Member or their respective proxyholders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other officer or Director of the Company.

ARTICLE 4

BOARD OF DIRECTORS

4.1 GENERAL. Subject to the provisions of the Act and any limitations in the Certificate and this Agreement as to action required to be authorized or approved by the

Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by the Members, who have in turn delegated their authority to manage the business and affairs of the Company and to exercise all of the Company’s powers to the board of directors of the Company (the “Board of Directors”), who have in turn delegated to the Officers (as defined herein) such portions of the authority of the Board of Directors as set forth herein (and as may be set forth in resolutions of the Board of Directors), provided that any delegation of authority to the Officers set forth herein or otherwise is subject to the discretion of the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board of Directors shall have the following powers:

(a) To conduct, manage and control the business and affairs of the Company, including, to the extent determined by the Board of Directors, managing any Subsidiary limited liability company and to make such rules and regulations therefor not inconsistent with law or with the Certificate or with this Agreement, as the Board of Directors shall deem to be in the best interests of the Company;

(b) To appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(c) To borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

(d) To designate an executive and other committees, each consisting of two or more Directors, to serve at the pleasure of the Board of Directors, and to prescribe the manner in which proceedings of such committees shall be conducted; and

(e) To acquire real and personal property, arrange financing, enter into contracts and complete all other arrangements needed to effectuate the business of the Company.

4.2 NUMBER AND CLASSES OF DIRECTORS. The Board of Directors shall consist of four (4) voting Directors (the “Voting Directors”) and two (2) non-voting Directors (the “Non-Voting Directors”).

4.3 ELECTION AND REMOVAL OF DIRECTORS. The Directors shall be elected as follows:

(a) The Class C Member(s) shall elect two (2) Voting Directors (individually, a “Class C Director”, and together, the “Class C Directors”).

(b) The Class P Member(s) shall elect two (2) Voting Directors (individually, a “Class P Director”, and together, the “Class P Directors”).

(c) The Class C Member(s) may remove, at any time, either or both of the Class C Directors, with or without cause. The Class P Member(s) may remove, at any time, either or both of the Class P Directors, with or without cause.

(d) The chief executive officer and the chief financial officer of the Company shall be ex officio the two Non-Voting Directors. The Non-Voting Directors may be removed at any time by the Board of Directors. If either the office of chief executive officer or the office of chief financial officer is vacant, the Non-Voting Director position associated with such office shall also be vacant.

4.4 VACANCIES; RESIGNATIONS, REPLACEMENTS.

(a) Upon the death, resignation or removal of any Voting Director, the Member(s) that elected such Voting Director is authorized to fill the vacancy and shall have power to elect a successor to take office when the resignation, removal or deemed vacancy becomes effective.

(b) Any Voting Director may resign effective upon giving thirty (30) days written notice to each Member of the Company, unless the notice specifies a later time for the effectiveness of such resignation.

4.5 TERM. The Class C Directors and Class P Directors shall hold office until their removal pursuant to this Agreement or until their respective successors are elected and qualified pursuant to this Agreement.

4.6 COMPENSATION OF DIRECTORS. Directors of the Company, as such, shall not be entitled to compensation, unless otherwise unanimously approved by the Members.

4.7 FIDUCIARY DUTIES OF DIRECTORS. The Class C Directors shall owe fiduciary duties exclusively to the Class C Member(s), and the Class P Directors shall owe fiduciary duties exclusively to the Class P Member(s). No person shall be authorized to institute an action against a Voting Director for breach of fiduciary duty other than a Member to whom a fiduciary duty is owed pursuant to the previous sentence.

4.8 LIMITATION OF LIABILITY. The Voting Directors shall not be liable to the Company or its Members for actions taken in good faith.

ARTICLE 5

MEETINGS OF BOARD OF DIRECTORS

5.1 PLACE OF MEETINGS. Meetings of the Board of Directors shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board of Directors. In the absence of such designation, meetings of the Board of Directors shall be held at the principal executive office of the Company, except as provided in Section 5.2.

5.2 MEETINGS OF DIRECTORS. The Board of Directors shall meet at least six (6) times per Fiscal Year, pursuant to a schedule established by the Board of Directors as early as practicable each Fiscal Year. In addition, meetings of the Board of Directors for any purpose or purposes may be called at any time by any Director. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by first-class mail or by telex, telegram, electronic mail or facsimile transmission, charges prepaid, addressed to him or her at his or her address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at the place at which the meetings of the Board of Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is telegraphed or sent by telex, electronic mail or facsimile transmission, it shall be delivered to a common carrier for transmission to the Director or actually transmitted by the person giving the notice by electronic means to the Director at least forty-eight (48) hours prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Any notice given personally or by telephone shall be communicated directly to the Director. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to such Directors. The notice need not specify the purpose of the meeting.

5.3 QUORUM; ALTERNATES; PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE PERMITTED; VOTE REQUIRED FOR ACTION.

(a) The presence of at least one Class C Director and at least one Class P Director constitutes a quorum for the transaction of business. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board of Directors, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

(b) Each Voting Director may, by written notice given to the chief executive officer, appoint an alternate to attend and vote at meetings, or at any particular meeting, if the Voting Director is unable to attend. The presence of an alternate at any meeting shall be deemed to be presence of the Director at such meeting for all purposes, and the vote of such alternate shall be deemed to be the vote of the relevant Director. No Director may retract the vote of any duly appointed alternate on behalf of such Director after the close of the meeting at which such vote is made. In the event that the Director who appointed an alternate attends a meeting, the appointment of such alternate shall be ineffective for such meeting, and the alternate shall have no right to be present or to participate in that meeting.

(c) Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can communicate with and hear one another.

(d) Every act or decision done or made by the Board of Directors shall require the unanimous consent of all Voting Directors present at a meeting duly held at which a quorum is present.

5.4 WAIVER OF NOTICE; CONSENT TO MEETING. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

5.5 ACTION BY BOARD OF DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if at least one Class C Director and at least one Class P Director (or their alternates who have been appointed pursuant to Section 5.3(b) above) shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

5.6 COMMITTEES AND SUBCOMMITTEES. The provisions of this Article 5 shall also apply, with necessary changes in points of detail, to committees and subcommittees of the Board of Directors, if any, and to actions by such committees or subcommittees (except for the first sentence of Section 5.2, which shall not apply, and except that special meetings of a committee or subcommittee may also be called at any time by any two members of the committee or subcommittee), unless otherwise provided by this Agreement or by the resolution of the Board of Directors designating such committee or subcommittee. For such purpose, references to the Directors collectively shall be deemed to refer to each such committee or subcommittee, and references to “Directors” shall be deemed to refer to members of the committee or subcommittee. In addition, the Members intend that the Board of Directors appoint a separate committee responsible for taxes and that such committee at least be given the authority to make routine and/or recurring decisions with respect to taxes.

ARTICLE 6

OFFICERS

6.1 GENERAL. Subject to the provisions of the Act, the Certificate and this Agreement, the Board of Directors shall from time to time appoint one or more individuals who shall be termed officers of the Company (the “Officers”). Subject to the decision and control of the Board of Directors, the Officers of the Company shall manage the day-to-day activities and affairs and will have discretion with regard to all matters not otherwise reserved to the Board of Directors of the Company. Each Officer shall hold his or her respective office at the pleasure of the Board of Directors. Except as otherwise specifically provided for below, an Officer need not be a Member or Director of the Company, and any number of offices may be held by the same person. The Officers of the Company shall include a president and chief executive officer, a chief financial officer, and a secretary. The Company may also have, at the discretion of the Board of Directors, one or more vice presidents, and such other Officers as may be designated from time to time by the Board of Directors.

6.2 APPOINTMENT AND REMOVAL. Officers shall be appointed by the Board of Directors. Each Officer, including an Officer elected to fill a vacancy, shall hold office until his or her successor is elected, except as otherwise provided by the Act or the Certificate, unless earlier removed pursuant to this Section 6.2. Any Officer may be removed, with or without cause, at any time by the Board of Directors.

6.3 CHIEF EXECUTIVE OFFICER AND PRESIDENT. The chief executive officer and president shall, subject to the oversight and control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Company. Subject to Section 7.1 hereof, the chief executive officer and president shall have all of the powers which are ordinarily inherent in the office of the chief executive officer and president of a corporation, and he shall have such further powers and shall perform such further duties, as may be prescribed for him by the Board of Directors.

6.4 VICE PRESIDENTS. In the absence or disability of the president, the vice presidents in order of their rank as fixed by the chief executive officer, or, if not ranked, the vice president designated by the chief executive officer, shall perform all of the duties of the chief executive officer and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the president or by this Agreement or by the Board of Directors.

6.5 SECRETARY. The secretary shall keep or cause to be kept at the principal executive office of the Company, or such other place as the president may order, a book of minutes of all proceedings of the Members and of the Board of Directors, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present and the number of votes present or represented at Members’ or Board of Directors meetings. The secretary or an assistant secretary, or, if they are absent or unable or refuse to act, any other officer of the Company, shall give or cause to be given notice of all the meetings of the Members required by the Agreement or by law to be given, and he shall keep the seal of the Company, if any, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the president or by this Agreement or by the Board of Directors.

6.6 CHIEF FINANCIAL OFFICER. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. The chief financial officer shall keep or cause to be kept at the principal executive office of the Company a record of Members showing (i) the names of the Members and their addresses, (ii) their respective initial and all their respective subsequent Capital Contributions and Percentage Interests, as they may vary from time to time. The chief financial officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the chief executive officer or the appropriate officers of the Company may from time to time determine, shall render, whenever requested, an account of all his transactions as chief financial officer and of the financial condition of the Company, and shall perform such further duties as the chief executive officer or this Agreement or the Board of Directors may prescribe.

6.7 TERM. The initial Officers of the Company were appointed for a term of three years from the Closing, which term may be renewed by the Board of Directors. Notwithstanding the foregoing sentence, the initial Officers shall serve at the pleasure of the Board of Directors and may be removed by the Board of Directors in its discretion at any time prior to the end of their three year terms pursuant to Section 6.2 hereof. Any subsequent Officers shall serve at the pleasure of the Board of Directors and may be removed by the Board of Directors in its discretion at any time.

ARTICLE 7

OPERATIONAL MATTERS

7.1 BOARD OF DIRECTOR APPROVAL.

(a) Unless otherwise determined by the Board of Directors pursuant to subsection (b) below, the Company shall not have the authority to approve or undertake any of the following matters without the approval of the Board of Directors (obtained as set forth in Section 5.3(d)):

(i) The hiring, firing, renewal, compensation, evaluation and planning for succession of the chief executive officer and president, the chief financial officer and senior vice presidents and other Officers of similar rank.

(ii) Compensation policies for Company employees, including specific compensation and benefit plans and programs.

(iii) Annual strategic and business plans and amendments thereto (including entering into any unrelated new lines of business) in accordance with Section 7.2, Company-wide financing plans, and Company-wide risk management plans (including a program of insurance).

(iv) Any distribution to the Members in excess of, or in an amount less than, Tax Distributions made in accordance with Sections 9.2(a) and 9.2(b) hereof (which are deemed automatically approved by the Board of Directors, subject to Section 8.2 hereof).

(v) The following material transactions:

(A) Projects, long-term contracts (including cancellation thereof), mergers, consolidations, re-capitalization, acquisitions, divestitures, joint ventures or alliances involving the commitment or transfer by the Company of value in excess of $25 million and shut-downs of material facilities; and

(B) Investments and transactions outside the normal lines of business in excess of $10 million.

(vi) Capital expenditures in excess of 110% of the approved capital expenditure budget or overruns on major projects greater than 10%.

(vii) Individual borrowings and leasing arrangements in excess of $25 million, or if the Board of Directors in its discretion sets a debt ceiling, any borrowing in excess of such debt ceiling.

(viii) Unusual, non-recurring uses of Company credit in support of operations above a $10 million exposure.

(ix) The settlement of actions or claims against the Company involving more than $10 million.

(x) Related-party transactions involving the receipt or payment of more than $5 million in any one transaction or $10 million in any series of related transactions, irrespective of individual amounts (other than transactions reflected by the agreements referred to on Schedules 6.11(b) and 6.11(c) of each of the Phillips Disclosure Schedule to the Contribution Agreement and the Chevron Disclosure Schedule to the Contribution Agreement).

(xi) Any amendment to the Certificate or this Agreement.

(xii) Except as otherwise specifically provided for in Article X, the admission of an additional Member or other equity holder of the Company.

(xiii) Any redemption of an equity interest in the Company.

(xiv) Any adoption of or change in the Company’s form of business or accounting principles.

(xv) Any material consolidation or relocation of the Company’s research and development facilities, or the exercise or waiver of any right affecting the term of any leasehold for research and development facilities.

(xvi) The commencement of voluntary bankruptcy proceedings for the Company.

(xvii) Any material decision regarding repair, replacement or startup relating to the K-Resin Accident.

(xviii) The liquidation or dissolution of the Company.

(xix) Any use by the Company of the “Chevron,” “ChevronTexaco” or “Phillips” name, by itself.

(b) The Board of Directors shall review periodically the appropriateness of the list of items contained in Section 7.1(a) (including the related threshold dollar amounts contained therein) which must be brought before the Board of Directors, and will implement changes if and when appropriate. Any such changes shall be set forth in a written resolution, and, to the extent that such written resolution is inconsistent with Section 7.1(a), the written resolution will control.

7.2 STRATEGIC AND BUSINESS PLANS; REPORTS.

(a) The Board of Directors and the Officers will conduct an interactive strategic planning process on an annual basis. In connection with this process, the Officers shall prepare and submit to the Board of Directors and the Board of Directors shall review, consider and adopt:

(i) a strategic plan for the Company; and

(ii) a three (3) year business plan, including capital and operating budgets.

Such process shall be conducted in accordance with the strategic planning processes of the Members, as determined by the Board of Directors.

(b) In the event that the Board of Directors fails to timely approve capital or operating budgets for any period, the Officers will be authorized to spend such amounts as are necessary or appropriate to meet the Company’s prior commitments and obligations and to conduct and maintain the Company’s operations and properties in a safe and efficient manner in accordance with industry practice.

(c) The Officers shall provide the Board of Directors with monthly reports of the operating results of the Company compared with the strategic and business plan, including the capital and operating budgets, and annual and periodic reports of compliance matters (e.g. financial controls, environmental, human resources, etc.).

ARTICLE 8

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

8.1 CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS.

(a) Effective as of the Closing, the Initial Chevron Member and each of the Previous Phillips Members agreed (i) to make a Capital Contribution to the Company as contemplated by Article II of the Contribution Agreement and credit the Capital Account of the Initial Chevron Member and each Previous Phillips Member in respect thereof in accordance with Section 8.1(b) of the Amended & Restated LLC Agreement, (ii) to determine the Percentage Interest of each Class C Member and each Class P Member in accordance with Section 8.1(a) of the Amended & Restated LLC Agreement, and (iii) that (A) the aggregate Percentage Interests of all Class C Members shall equal 50% and the aggregate Percentage Interests of all Class P Members shall equal 50%, (B) such aggregate Percentage Interests shall not change unless otherwise agreed by the Members, and (C) such aggregate Percentage Interests shall not be affected by the Chevron Pipe Line Contribution.

(b) Effective as of the Closing, Chevron and Phillips agreed to (i) determine the balance of the Capital Account of the Initial Chevron Member and each Previous Phillips Member as of the Closing Date in accordance with Section 8.1(c) of the Amended & Restated LLC Agreement, (ii) determine the Percentage Interest of the Initial Chevron Member and each Previous Phillips Member as of the Closing Date in accordance with Section 8.1(c) of the Amended & Restated LLC Agreement, and (iii) agree to schedules setting forth the Carrying Values of assets specified in clause (i) of the first sentence of Section 8.1(c) of the Amended & Restated LLC Agreement.

(c) The determination of Capital Account balances as described in Section 8.1(b) hereof was designed to result in the aggregate credit balances in the Capital Accounts of the Class C Members being equal to the aggregate credit balances in the Capital Accounts of the Class P Members as of Closing and after giving effect to the distributions described in Section 9.2(f) which is consistent with the agreement of the Initial Chevron Member and each of the Previous Phillips Members that the fair market value of the net assets contributed to the Company by the Class C Members at Closing and the fair market value of the net assets contributed to the Company by the Class P Members at Closing were equal after giving effect to the distributions described in Section 9.2(f), and this result was not to be affected by the Chevron Pipe Line Contribution.

8.2 ADDITIONAL CAPITAL CONTRIBUTIONS. No Member may make additional Capital Contributions other than pursuant to its obligations under the Contribution Agreement or this Agreement without the consent of the Board of Directors. The Board of Directors shall approve all material terms of any such Capital Contribution, including its effect on the Members’ relative Capital Accounts and Percentage Interests. Except as provided below, the Members intend that any capital requirements of the Company after the date hereof not satisfied by revenues generated from the operations of the Company will be funded through additional Capital Contributions by the Members or loans from Members to the Company, in each case as approved by the Members and the Board of Directors. It is not anticipated that such future capital requirements of the Company will be funded through the incurrence of indebtedness for borrowed money; provided that the foregoing shall not prevent (i) the entry into commercial cash management facilities, including but not limited to corporate revolving credit facilities, commercial paper programs and accounts receivable securitization programs, solely for short term or general working capital purposes or (ii) project financing. Notwithstanding anything in this Agreement to the contrary, in the event that any additional Capital Contributions by the Members or loans from Members to the Company are approved by the Members and the Board of Directors, no Tax Distributions shall be made with respect to the two (2) Fiscal Quarters that end immediately after the date that each such additional Capital Contribution or loan is made (each such period, a “Suspension Period”).

8.3 WITHDRAWAL OR REDUCTION OF CAPITAL CONTRIBUTIONS.

(a) Except as expressly provided in this Agreement, no Member shall have the right to withdraw from the Company all or any part of its Capital Contribution.

(b) A Member, irrespective of the nature of its Capital Contribution, shall not have the right to demand and receive a distribution in kind in return for its Capital Contribution, unless the Members shall have otherwise unanimously agreed.

8.4 NO RETURN ON OR OF CAPITAL CONTRIBUTIONS. No amounts shall be payable on, with respect to, or in return of, Capital Contributions or Capital Accounts of Members except as expressly provided in this Agreement.

8.5 CAPITAL ACCOUNTS. A single Capital Account shall be maintained for each Member (regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired) in accordance with the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder (including without limitation section 1.704-1(b)(2)(iv) of the Income Tax Regulations) and as further described in this Section 8.5.

(a) There shall be established for each Member a Capital Account reflecting the excess (or deficit) of (a) the sum of (i) the Carrying Value of assets contributed to the Company by such Member and the amount of cash contributed to the Company by such Member under Section 8.1 or Section 8.2 or paid pursuant to a note contributed to the Company by such Member, (ii) such Member’s share of Net Profits calculated in accordance with Section 9.1 and any items in the nature of income or gain that are specifically allocated to such Member under Section 9.1, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member over (b) the sum of (i) such Member’s share of Net Losses under Section 9.1 and any items in the nature of losses or expenses that are specifically allocated to such Member under Section 9.1, (ii) any distributions to such Member under Section 9.2 or Section 12.6, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member. In determining the amount of any liability for purposes of this section, there shall be taken into account section 752(c) of the Code and any other applicable provisions of the Code and Income Tax Regulations.

(b) In the event of a transfer of all or any portion of a Member’s interest in the Company pursuant to Article 10 hereof, the Capital Account of any transferee shall include the appropriate portion of the Capital Account of the Member from which the transferee’s interest in the Company was obtained.

(c) When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account section 7701(g) of the Code) on the date of distribution.

(d) The appropriate Officers shall make or cause to be made all necessary adjustments in each Member’s Capital Account as required by the capital accounting rules of section 704(b) of the Code and the regulations thereunder.

8.6 LOANS BY MEMBERS TO THE COMPANY. No Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the consent of the Board of Directors. The Board of Directors shall approve all material terms of such a loan, including, without limitation, the interest rate and term. Any loan by a Member to the Company with the required consent of the Board of Directors shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, and shall be evidenced by a promissory note duly executed by at least one Class C Director and one Class P Director on behalf of the Company and delivered to the lending Member.

8.7 TREATMENT OF CERTAIN INDEMNITY PAYMENTS.

(a) If Company makes any payment to a third party that is subject to indemnification by a Class C Member, a Class P Member or a Previous Phillips Member (or any Affiliate thereof) pursuant to the Contribution Agreement or Annex B or C thereto (a “Company Indemnifiable Payment”), the Members intend such payment to be treated as preserving the value of the contribution made pursuant to Article II of the Contribution Agreement by the Member liable for the indemnity payment. Toward that end, each indemnity obligation arising in respect of a Company Indemnifiable Payment will be treated as having arisen immediately prior to such contribution of assets by the Indemnifying Party, the Indemnifying Party will be treated as if it had originally contributed assets with a Carrying Value increased by the amount of the Company Indemnifiable Payment, and the Company will be treated as having assumed an additional liability in the amount of the Company Indemnifiable Payment. As a result, the amounts credited to the Capital Accounts of the Class C Members in the aggregate and the Class P Members in the aggregate will remain equal. The Members also intend that the tax consequences of such Company Indemnifiable Payment and the indemnification payment itself shall inure to the Indemnifying Party, but, except as otherwise agreed by the Members, only to the extent that such tax result can be achieved without causing the Capital Accounts of the Class C Members in the aggregate and the Capital Accounts of the Class P Members in the aggregate to fail to be equal.

(b) If a Member or a Previous Phillips Member makes any payment to a third party that is subject to indemnification by the Company pursuant to the Contribution Agreement or Annex B or C thereto (a “Member Indemnifiable Payment”), the Members intend that the tax consequences of such Member Indemnifiable Payment and the indemnification payment itself shall inure to the Company and be shared by the Members in accordance with their respective Percentage Interests, but, except as otherwise agreed by the Members, only to the extent that such tax results can be achieved without causing the Capital Accounts of the Class C Members in the aggregate and the Capital Accounts of the Class P Members in the aggregate to fail to be equal.

8.8 TREATMENT OF CERTAIN DEFERRED CAPITAL CONTRIBUTIONS. As a result of the K-Resin Accident, the value of certain assets contributed by the Previous Phillips Members at Closing had declined from that which existed when the Initial Chevron Member and the Previous Phillips Members were first agreeing on the economic terms of the arrangement described in this Agreement. The Initial Chevron Member and the Previous Phillips Members could not agree on the amount of the decline in value, in part because they were unable to reach an agreement on the likely time and expense involved in repairing the damage caused by the K-Resin Accident and the degree and permanence of any loss of customers that the K-Resin Accident may cause. In order to resolve the issue, it was agreed that one or more of the Class P Members might have to make capital contributions to the Company after the Closing under the circumstances and in the amounts calculated under the provisions of the Contribution Agreement. The Members view such deferred capital contributions as necessary to preserve the pre K-Resin

Accident value of the business and assets contributed by the Class P Members. The Members agree that any deferred contributions are capital contributions and will not be reported as income by the Company.

8.9 SPECIAL RULE. An Indemnifying Party will indemnify the Indemnified Party on a Net After-Tax Basis against any income or franchise tax incurred in the event that any indemnification payment is treated as taxable income to the Indemnified Party. For purposes of this paragraph, “Net After-Tax Basis” means after any U.S. federal, state or local income or franchise taxes (computed using the Tax Rate) incurred as a result of such indemnification (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax), reduced by any tax benefit arising as a result of such indemnification.

8.10 APPLICATION OF THE BASKET, TAX BASKET AMOUNT AND CAP. No provision of this Agreement or the Contribution Agreement (including the Annexes thereto) shall be applied or interpreted in a manner that would cause any indemnification payment to be made that otherwise would not be payable because of application of the Basket, Tax Basket Amount or the Cap.

ARTICLE 9

ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS; TAX AND ACCOUNTING MATTERS

9.1 ALLOCATIONS. Net Profit and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year, Fiscal Quarter or other period of the Company as follows:

(a) GENERAL ALLOCATION. Except as otherwise provided in this Article 9, Net Profit and Net Loss for each Fiscal Year, Fiscal Quarter or other period shall be allocated to the Members in accordance with their Percentage Interests.

(b) REGULATORY ALLOCATIONS. Notwithstanding the foregoing, the following special allocations shall be made for each Fiscal Year or other period in the following order of priority:

(i) If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g)(2) of the Income Tax Regulations. This subsection (b)(i) is intended to comply with the minimum gain chargeback requirement of section 1.704-2(f) of the Income Tax Regulations and shall be interpreted consistently therewith.

(ii) If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Income Tax Regulations, shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in the amount equal to such Member’s share of net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of section 1.704-2(i)(4) of the Income Tax Regulations. This subsection (b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of section 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted consistently therewith.

(iii) If any Member unexpectedly receives (or Members unexpectedly receive) an adjustment, allocation or distribution of the type contemplated by section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Income Tax Regulations, items of income and gain shall be allocated to such Member (or if more than one Member receives such an adjustment, allocation or distribution, items of income and gain shall be allocated to such Members in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount (or amounts) and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member (or deficits of such Members) as quickly as possible. It is intended that this subsection (b)(iii) qualify and be construed as a “qualified income offset” within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations.

(iv) If the allocation of Net Loss to a Member as provided in Section 9.1(a) would create or increase an Adjusted Capital Account Deficit and one or more other Members would have a positive Capital Account balance, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall, subject to the Adjusted Capital Account Deficit limitations of such sentence, be allocated to those Members having positive Capital Account balances up to the amount of such positive Capital Account balances in the ratios that each such Member’s positive Capital Account Balance bears to the sum of such positive Capital Account balances. To the extent that allocations of Net Losses have been made pursuant to this subsection (b)(iv), future allocations of Net Profits, notwithstanding anything to the contrary in this Agreement, shall be made first to restore such Net Losses.

(v) Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(vi) Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

(vii) To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Income Tax Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event section 1.704-1(b)(2)(iv)(m)(2) of the Income Tax Regulations applies, or to the Member to whom such distribution was made in the event section 1.704-1(b)(2)(iv)(m)(4) of the Income Tax Regulations applies

(viii) The allocations set forth in subsections (b)(i) through (b)(vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of sections 1.704-1(b), 1.704-2(f) and 1.704-2(i) of the Income Tax Regulations. Notwithstanding the provisions of Section 9.1(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

(c) TAX ALLOCATIONS.

(i) Except as provided in subsection (c)(ii), for income tax purposes under the Code and the Income Tax Regulations, Company taxable income and loss shall be allocated to each Member in the same manner that Company Net Profit and Net Loss (and items entering into the determination thereof) are allocated.

(ii) SECTION 704(C). In accordance with section 704(c) of the Code and the Income Tax Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Carrying Value of such property. If the Carrying Value of any Company property is adjusted as described in the definition of “Carrying Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Carrying Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Income Tax Regulations thereunder. With respect to assets contributed or required to be contributed by the Initial Chevron Member, [SpinCo] and the Previous Phillips Members at the Closing pursuant to the Contribution Agreement, for purposes of applying section 704(c) of the Code and this Section 9.1(c)(ii), the Company shall use the traditional method with curative allocations set forth in section 1.704-3(c) of the Income Tax Regulations. Any elections or other decisions relating to such allocations shall be made by the Board of Directors.

(d) DEPRECIATION RECAPTURE. Solely for tax purposes, a Member’s share of the Company’s depreciation recapture recognized for tax purposes upon the disposition of Company property shall be computed in the manner provided for in sections 1.704-3(a)(11), 1.1245-1(e) and 1.1250-1(f) of the Income Tax Regulations. The provisions of this Section 9.1(d) are intended to affect only the character of the items of gain allocated by the Company to the Members. This Section 9.1(d) shall not affect the aggregate amount of gain (including gain characterized under this Section 9.1(d) as depreciation recapture) otherwise allocable to a Member pursuant to this Section 9.1.

(e) CHANGE IN PERCENTAGE INTERESTS. Except as otherwise required by law, if the Percentage Interests of the Members of the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in Section 9.1(a) during each such portion of the taxable year in question.

(f) EXCESS NONRECOURSE LIABILITIES. Nonrecourse liabilities of the Company that constitute “excess nonrecourse liabilities” within the meaning of section 1.752-3(a)(3) of the Income Tax Regulations, shall be allocated among the Members in proportion to their respective Percentage Interests.

(g) [INTENTIONALLY OMITTED]

(h) ALLOCATIONS RELATING TO CAPITAL TRANSACTIONS. In connection with the sale or other disposition of all or substantially all of the assets of the Company (including upon liquidation of the Company), items of income, gain, loss and deduction shall, except as otherwise required by subsections (b) through (f) above, be allocated to the Members in the following manner: in such amounts as shall cause (A) the ratio of the Capital Account of each Member to the aggregate Capital Accounts of all Members to (B) equal as nearly as possible each Member’s respective Percentage Interest.

(i) STATE AND LOCAL ITEMS. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 9.1.

9.2 DISTRIBUTIONS.

(a) Subject to Section 8.2 hereof, the Company shall distribute to each Member as promptly as practicable (and in any event within forty-five (45) days) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Company an amount equal to such Member’s Quarterly Tax Distribution for such Fiscal Quarter. In addition, subject to Section 8.2 hereof, the Company shall distribute to each Member as promptly as practicable (and in any event within forty-five (45) days) after the end of each Fiscal Year an amount equal to the excess, if any, of such Member’s Proportionate Tax Share for such Fiscal Year over the aggregate amount of Quarterly Tax Distributions made to such Member with respect to such Fiscal Year; provided that, if a Suspension Period occurs during such Fiscal Year, such calculation shall exclude any Adjusted Taxable Income attributable to Fiscal Quarters within such Suspension Period; provided further that, if Section 9.2(b) ceases to prevent Tax Distributions pursuant to this Section 9.2(a) during a Fiscal Year, the calculation of the Tax Distribution to be made with respect to such Fiscal Year pursuant to the second sentence of this Section 9.2(a) shall also exclude any Adjusted Taxable Income attributable to Fiscal Quarters in such Fiscal Year that ended prior to the date when Section 9.2(b) ceased to prevent such Tax Distributions.

(b) Notwithstanding anything herein to the contrary, in no event shall the Company make any Tax Distribution pursuant to Section 9.2(a) until the date upon which each of (i) the $300,000,000 7% Senior Notes due 2014, (ii) the $400,000,000 8  1/4% Senior Notes due 2019 and (iii) the $300,000,000 4.75% Senior Notes due 2021, each issued by the Company and Chevron Phillips Chemical Company LP as joint and several obligors (collectively, the “Bond Indebtedness”), has been repaid or redeemed in full or such repayment obligations otherwise have been fully discharged. The Class C Member and each of the Class P Members agree to cause the Class C Directors and the Class P Directors, respectively, to instruct management of the Company to use commercially reasonable efforts to repay or redeem the Bond Indebtedness, as promptly as commercially practicable after the date hereof, with available cash of the Company in the manner most beneficial to the Company in management’s discretion.

(c) Any distributions by the Company to the Members, other than a Tax Distribution in accordance with Sections 9.2(a) and 9.2(b) hereof, shall be payable at the discretion of the Board of Directors.

(d) To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member, the Company may withhold such amounts and make such tax payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

(e) Notwithstanding anything to the contrary contained in this Section 9.2, the Company shall not make any distribution to the Members which would render the Company insolvent or which is otherwise prohibited by applicable law.

(f) Subsequent to the Closing, the Company made distributions to the Initial Chevron Member and the Previous Phillips Members as provided in Section 9.2(f) of the Amended & Restated LLC Agreement, and, after such distributions, the aggregate Capital Accounts of the Class C Members remained equal to the aggregate Capital Accounts of the Class P Members. The Company will use its best efforts to avoid taking any action that, or failing to take any action the failure of which to take, is likely to cause all or part of the distributions made pursuant to Section 9.2(f) of the Amended & Restated LLC Agreement to be taxable to one or more of the Members and in connection therewith the Members shall cooperate with the Company and each other.

(g) In the event that, within two years of the Closing or any contribution of an asset to the Company, the Members desire for the Company to make a distribution or payment to any of the Members or pay all or a portion of any liability, and if such distribution or payment to a Member or such payment of a liability may give rise to a disguised sale under section 707(a)(2)(B) of the Code or corresponding provision of state or local law, the Members shall cooperate to avoid such result without changing the intended economics of the arrangement.

(h) FORMATION AND REIMBURSEMENT FOR CAPITAL EXPENDITURES.

(i) The Initial Chevron Member and the Previous Phillips Members intended that the contributions of P Chem (as defined in the Contribution Agreement) and C Chem (as defined in the Contribution Agreement) constitute a nonrecognition transaction pursuant to Section 721(a) of the Code, and the Initial Chevron Member and the Previous Phillips Members reported and caused the Company to report and otherwise treat the transfers of P Chem and C Chem to the Company as solely a nonrecognition transaction pursuant to Section 721(a) of the Code on all relevant tax returns and reports. Each Class P Member states that it has made capital expenditures that are eligible for reimbursement pursuant to Regulations Section 1.707-4(d) (“Reimbursable Capital Expenditures”) with respect to P Chem in an amount that is not less than the amount set forth opposite its name on Schedule 3 attached hereto, and the Class C Member states that it has made Reimbursable Capital Expenditures with respect to C Chem in an amount that is not less than the amount set forth opposite its name on Schedule 3 attached hereto.

(ii) If, absent this Section 9.2(h), any distribution to a Class P Member would cause any of the P Chem property transferred by a Previous Phillips Member to the Company pursuant to the Contribution Agreement to be treated as a sale of such property, or if, absent this Section 9.2(h), any distribution to a Class C Member would cause any of the C Chem property transferred by that Member to the Company pursuant to the Contribution Agreement to be treated as a sale of such property, then, to the extent permitted by Regulations Section 1.707-4(d), the Company and the Members shall treat such distribution as a reimbursement of Reimbursable Capital Expenditures made by such Person (up to the amount thereof as set forth on Schedule 3 less any portion of such amount that has been reimbursed by any prior distribution treated as a reimbursement of Reimbursable Capital Expenditures under this Section 9.2(h)).

(iii) Without limiting the generality of the foregoing Section 9.2(h)(ii), if, absent this Section 9.2(h), any distribution to a Member would cause any of the property transferred by that Member (or in the case of a Class P Member any property transferred by a Previous Phillips Member) to the Company pursuant to the Contribution Agreement to be treated as a sale of such property, then, to the extent permitted by Regulations Section 1.707-4(d), the Members and the Company shall treat (i) any excess of any of the distribution to a Class C Member of the Initial Financing required by Section 9.2(f) of the LLC Agreement and Section 6.16 of the Contribution Agreement and any distribution in respect of Actual Contributed Cash and/or Working Capital Difference required by Section 3.3 of the Contribution Agreement (collectively, the “Special Distribution”) over the Class C Member’s “allocable share” (within the meaning of Regulations Section 1.707-5(b)) of the Interim Financing or other borrowing of the Company, the proceeds of which are allocable (within the meaning of Regulations Section 1.707-5(b) and Notice 89-35, 1989-1 C.B. 675) to such Special Distribution, as reimbursements of Reimbursable Capital Expenditures incurred by such Class C Member (up to the amount thereof as set forth on Schedule 3 less any portion of such amount that has been reimbursed by any prior distribution treated as a reimbursement of Reimbursable Capital Expenditures under this Section 9.2(h)), and (ii) any excess of the Special Distribution to a Class P Member over the Class P Member’s “allocable share” (within the meaning of Regulations Section 1.707-5(b)) of the Interim Financing or other borrowing of the Company, the proceeds of which are allocable (within the meaning of Regulations Section 1.707-5(b) and Notice 89-35, 1989-1 C.B. 675) to such Special Distribution, as reimbursements of Reimbursable Capital Expenditures incurred by such Class P Member (up to the amount thereof as set forth on Schedule 3 less any portion of such amount that has been reimbursed by any prior distribution treated as a reimbursement of Reimbursable Capital Expenditures under this Section 9.2(h)).

9.3 ACCOUNTING MATTERS. The Company’s tax year shall be the calendar year unless otherwise required by section 706 of the Code or the Income Tax Regulations thereunder. The Board of Directors shall cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Board of Directors is most appropriate; provided, however, that books and records with respect to the Company’s Capital Accounts and allocations under this Agreement of Net Profit and Net Loss (and items entering into the determination thereof) and income, gain, loss, deduction or credit (or item thereof) shall be kept on the basis of the Company’s Fiscal Year and under United States federal income tax accounting principles as applied to partnerships.

9.4 TAX STATUS AND RETURNS.

(a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company is subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to expand the purposes of the Company or expand the obligations or liabilities of the Members.

(b) The chief financial officer shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and shall make timely filing thereof. Within one-hundred eighty (180) days after the end of each calendar year, the Company shall cause to be prepared and delivered to each Member a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare its federal, state and local income tax returns in accordance with applicable law then prevailing.

9.5 754 ELECTION AND OTHER TAX ELECTIONS. In the event of a distribution of property to a Member, or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company, upon the written request of the transferor or transferee, shall file a timely election under section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Company’s assets under section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees. Other tax elections and decisions relating to Taxes not specifically governed by any other express provision of this Agreement shall be made as agreed by the Board of Directors.

9.6 TAX MATTERS PARTNER.

(a) [SpinCo Sub] shall be the Company’s “tax matters partner” for purposes of subchapter C of chapter 63 of subtitle F of the Code (dealing with the tax treatment of partnership items); provided, however, that the tax matters partner shall not take any action without the approval of the Board of Directors or its designee; and provided, further, that the tax matters partner shall receive no compensation for its services as tax matters partner but shall be reimbursed for any out-of-pocket expenses incurred in acting in such capacity.

(b) The Company shall indemnify the tax matters partner (including the officers and directors of a corporate tax matters partner) against judgments, fines, amounts paid in settlement, and expenses (including attorney fees) reasonably incurred in any civil, criminal, or investigative proceeding in which they are involved or threatened to be involved by reason of being the tax matters partner unless the tax matters partner acted in bad faith or with gross negligence. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of Partners, or otherwise.

ARTICLE 10

RESTRICTIONS ON TRANSFER

10.1 TRANSFER OF INTERESTS. No Member may sell, assign, transfer or hypothecate (“Transfer”) all or any part of its Membership Interest in the Company, or any interest therein, except in accordance with the terms and conditions set forth in this Article 10.

10.2 CONDITIONS OF TRANSFER. No Member may Transfer all or any part of such Member’s Membership Interest, or any interest therein, except in compliance with Section 10.6, Section 10.7, Section 10.9, Section 10.10, Section 10.11 or Article 11, such compliance to be jointly determined by the chief executive officer and the chief financial officer and documented by a certificate evidencing such Transfer. Moreover, except as set forth in Sections 10.9, 10.10 or 10.11 or Article 11, no Member may Transfer all or any part of such Member’s Membership Interest, or any interest therein, unless such Transfer will not (and, upon request of the Board of Directors, the transferring Member provides an opinion of counsel in form and substance reasonably satisfactory to the Board of Directors that such Transfer will not): (A) subject the Company to registration as an investment company or election as a “business development company” under the Investment Company Act of 1940; (B) require any Member or any affiliate of a Member to register as an investment adviser under the Investment Advisers Act of 1940; (C) effect a termination of the Company under section 708 of the Code; (D) cause the Company to be treated as an association taxable as a corporation for federal income tax purposes; (E) cause the Company or any Member to be treated as an ERISA fiduciary; or (F) otherwise violate this Agreement; provided, that no Transfer shall violate any federal, state or local laws, including any applicable federal or state securities laws or regulations.

10.3 ADMISSION OF SUBSTITUTE MEMBER. In the event of a Transfer pursuant to Sections 10.6, 10.7, 10.9, 10.10 or 10.11 or Article 11, and the requirements of Section 10.2 and this Section 10.3 are met, then the transferee of the Member’s Membership Interest shall be entitled to be admitted to the Company as a substitute Member, and this Agreement (and all schedules and exhibits hereto) shall be amended to reflect such admission, provided that the following conditions are complied with:

(a) The transferor and transferee shall have executed and acknowledged such instruments as the Board of Directors may deem necessary or desirable to effect the substitution;

(b) The transferee acknowledges all of the terms and provisions of this Agreement as the same may have been amended and agrees in writing to be bound by the same;

(c) The transferee reimburses the Company for all reasonable expenses connected with such admission including, but not limited to, legal fees and costs;

(d) The filing with the Company, if required by the Board of Directors, of such proof of the investment intent and financial status of the transferee as the Board of Directors may request; and

(e) Compliance with all applicable federal and state securities laws.

10.4 EFFECT OF TRANSFER WITHOUT APPROVAL. Any purported Transfer of all or any part of a Member’s Membership Interest, or any interest therein, which is not in compliance with this Article 10 shall be void and, except as provided for in Section 10.5, below, shall be of no effect.

10.5 LIABILITY FOR BREACH. Notwithstanding anything to the contrary in this Article 10, any Member purporting to Transfer its Membership Interest, or any part thereof, in violation of this Article 10 shall be liable to the Company and the other Members for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such non-complying transfer, attempted transfer or purported transfer, including specifically, any additional cost or taxes created by non-compliance with any of the requirements and conditions provided for in Section 10.2.

10.6 PERMITTED TRANSFERS SUBJECT TO RIGHT OF FIRST REFUSAL.

(a) At any time the Class C Member(s) or the Class P Member(s) (a “Transferring Class”) may Transfer not less than all of their respective Class Membership Interest to a Person for cash, subject to the Right of First Refusal provided for in this Section 10.6 and the last sentence of Section 10.2.

(b) In the event that any Transferring Class has received a bona fide written cash offer, which such Transferring Class is willing to accept, for the Transferring Class to sell not less than all of its respective Class Membership Interest (the “Transferred Interest”) to any Person, the Transferring Class shall deliver a written notice (the “Transfer Notice”) to all of the Members, other than the Members in the Transferring Class (the “Non-Transferring Class”), stating the Transferring Class’s intent to sell the Transferred Interest pursuant to a bona fide cash offer. The Transfer Notice shall (i) specify the purchase price for and other material terms with respect to the sale of the Transferred Interest, (ii) identify the proposed purchaser of the Transferred Interest, (iii) specify the date scheduled for the transfer (which date shall not be earlier than one hundred twenty (120) days from the date the Transfer Notice is delivered), (iv) contain a statement that the offer has been accepted pending compliance with the right of first refusal set forth herein and receipt of required regulatory and other approvals, and (v) shall have attached thereto a copy of the written offer containing all of the terms and conditions on which the Transferred Interest is to be sold.

(c) The Non-Transferring Class shall have the exclusive option to purchase all (but not less than all) of the Transferred Interest on terms and conditions substantially the same in all material respects as, and at the same price, set forth in the written offer delivered pursuant to subsection (b) above. The Non-Transferring Class shall notify the Company and the Transferring Class of its intention to exercise or not to exercise the right of first refusal hereunder within forty-five (45) days of receipt by the Non-Transferring Class of a Transfer Notice.

(d) In the event that the Non-Transferring Class shall have duly elected to purchase the Transferred Interest (the “Electing Class”), the Electing Class and the Transferring Class shall diligently pursue obtaining all regulatory approvals and use best commercially reasonable efforts to consummate the closing of the purchase of the Transferred Interest as soon as practicable and in any event within one year from receipt of the Transfer Notice; provided that, if such closing does not occur within such one-year period due to the failure to obtain any required regulatory approvals, the Electing Class’s right to close such sale may be extended at the option of the Electing Class, until such regulatory approvals are obtained, but in no event for a period of greater than one additional year. In the event of a failure of the Non-Transferring Class to elect to purchase all of the Transferred Interest or a failure of the Electing Class to consummate such purchase in accordance herewith, the Transferring Class will be free, at any time within 120 days from the date the Non-Transferring Class elect not to exercise their purchase rights hereunder or from the date the time periods specified in this section for such election have expired, subject, in each case, to extension for up to an additional eight (8) months to the extent necessary to achieve any required regulatory approvals, to consummate the sale of the Transferred Interest to the purchaser at a price and upon terms and conditions no more favorable to the purchaser than those specified in the Transfer Notice; provided that the purchaser shall assume all of the liabilities and obligations of the Transferring Class under this Agreement by a binding written instrument which shall be enforceable by the Company and the Non-Transferring Class.

(e) A Transferring Class shall not be relieved of any of its obligations arising under this Agreement prior to such Transfer. The Transferring Class and any transferee shall execute such documents as the Non-Transferring Class shall reasonably request to evidence the Transfer and the assumption and continuing obligations under this Agreement.

(f) At the request of a Member, the Company will provide prospective purchasers of such Member’s Class Membership Interest with reasonable access to financial, operating and other information of the Company, subject to customary confidentiality agreements which shall include provisions to protect competitively sensitive information. Each Member shall cooperate with, and shall not oppose, the closing of any Transfer which is in Compliance with this Section 10.6.

10.7 PERMITTED TRANSFERS AMONG WHOLLY-OWNED AFFILIATES. Notwithstanding anything contained herein to the contrary, any Member may Transfer all or any portion of its Membership Interest to a Wholly-Owned Affiliate of such Member, and such Transfer shall be deemed automatically approved by the Board of Directors; provided, however, that such Transfer otherwise meets the conditions and requirements of Sections 10.2 and 10.3.

10.8 TRANSFERS OF EQUITY INTERESTS IN A MEMBER. A sale, assignment, transfer or hypothecation of any direct or indirect equity interest in a Member by a Parent of such Member shall be deemed to be a Transfer by that Member of its Membership Interest in the Company for purposes of this Article 10 and shall not be permitted except in accordance with the terms and conditions set forth in this Article 10. Chevron and [SpinCo] shall comply with this Section 10.8 and shall take all necessary action to cause their Affiliates to comply with this Section 10.8. For the purpose of clarification of this Section 10.8, a Change of Control of the Ultimate Parent of any Member shall not be considered a Transfer of such Member’s Membership Interest or a Transfer of the equity interest in such Member pursuant to this and the foregoing sections of this Article 10; provided, that a Change of Control of [SpinCo] shall be subject to the provisions of Section 10.10 hereof.

10.9 CREDIT RATINGS BUY-OUT OPTION.

(a) Notwithstanding anything to the contrary in this Agreement, if any of the Members of one class or the Ultimate Parent of any of the Members of one class (the Member(s) of such class, the “Downgraded Members”) concurrently have both an S&P Triggering Credit Rating and a Moody’s Triggering Credit Rating (a “Credit Rating Event”), the Member(s) of the other class (the “Buy-Out Members”) may, by delivering written notice (a “Valuation Notice”) to the Downgraded Members following such Credit Rating Event in accordance with Section 10.9(b) below, require that the Members determine the Fair Market Value of the Membership Interests of the Downgraded Members in accordance with Section 10.9(c) below. The Downgraded Members each agree to give written notice to the Buy-Out Members within five (5) days of any Credit Rating Event.

(b) Upon the first occurrence of a Credit Rating Event for the Downgraded Members (an “Initial Credit Rating Event”), the Buy-Out Members shall not be entitled to deliver a Valuation Notice unless a Downgraded Member or its Ultimate Parent has had either an S&P Triggering Credit Rating or a Moody’s Triggering Credit Rating continuously for three hundred sixty-five (365) days from the beginning of the Initial Credit Rating Event (the “Initial Cure Period”). If each Downgraded Member and each Downgraded Member’s Ultimate Parent no longer has an S&P Triggering Credit Rating and no longer has a Moody’s Triggering Credit Rating after an Initial Credit Rating Event (a “Cure Event”), and another Credit Rating Event occurs with respect to any such Downgraded Member or any such Downgraded Member’s Ultimate Parent within twenty-four (24) months following the date of the most recent Cure Event

(a “Subsequent Credit Rating Event”), the Buy-Out Members shall not be entitled to deliver a Valuation Notice hereunder unless a Downgraded Member or its Ultimate Parent has had either an S&P Triggering Credit Rating or a Moody’s Triggering Credit Rating continuously for the following number of days following such Subsequent Credit Rating Event: (i) three hundred sixty-five (365) days minus the sum of (ii) the number of days between the beginning of an Initial Credit Rating Event and the Cure Event associated with such Initial Credit Rating Event and (iii) the number of days between the beginning of each other Subsequent Credit Rating Event and the Cure Event associated with each such other Subsequent Credit Rating Event (a “Subsequent Cure Period”); provided, however, that if at least twenty-four (24) months elapse after a Cure Event and before the next Credit Rating Event, such Credit Rating Event will be deemed to be an Initial Credit Rating Event hereunder; provided further, however, that if no Cure Event occurs during the Initial Cure Period (including the Initial Cure Period following a Credit Rating Event deemed an Initial Credit Rating Event hereunder) or during any Subsequent Cure Period, as applicable, with respect to a Credit Rating Event (such Credit Rating Event, a “Uncured Credit Rating Event”), the Buy-Out Members may deliver a Valuation Notice at any time within ninety (90) days following the expiration of any such period. For the avoidance of doubt, after the occurrence of an Uncured Credit Rating Event for the Downgraded Members, the Buy-Out Members may deliver a Valuation Notice at any time within ninety (90) days following the occurrence of a Subsequent Credit Rating Event with respect to such Downgraded Members (other than (x) during the time the Fair Market Value is being determined pursuant to Section 10.9(c), (y) during the Buy-Out Interest Option Period or (z) after the exercise of the Buy-Out Interest Option, unless such exercise is terminated by the Purchaser (as defined below) in accordance with Section 10.11(a), in each case of (x), (y) and (z), due to a previously delivered Valuation Notice by the Buy-Out Members); provided, however, that if at least twenty-four (24) months elapse after the Cure Event associated with the Uncured Credit Rating Event and before the next Credit Rating Event, such Credit Rating Event will be deemed to be an Initial Credit Rating Event hereunder.

(c) The “Fair Market Value” of the relevant Membership Interests shall be:

(i) the amount agreed between the Class C Member and [SpinCo] after negotiating in good faith for no more than thirty (30) days after notice having been served requiring that the Members determine the Fair Market Value of the relevant Membership Interests in accordance with Sections 10.9(a) and 10.9(b) or Section 10.10(a) hereof, as the case may be; or

(ii) in the event that the Class C Member and [SpinCo] are unable to agree on the Fair Market Value of the relevant Membership Interests within such period, each shall appoint, within ten (10) days following the expiration of the thirty (30) day period referred to in Section 10.9(c)(i), a nationally recognized investment bank to act for the appointing party to determine the fair market value of the relevant Membership Interests as promptly as possible and in any event within thirty (30) days following the expiration of the above mentioned ten (10) day period. In the event the Class C Member or [SpinCo] fails to timely appoint such an investment bank, the party that has timely appointed such an investment bank shall be entitled, at such party’s option, either (A) to have the investment bank it appointed determine the fair market value of the relevant Membership Interests, which determination shall be final and binding on the Members or (B) to petition the Delaware Court of Chancery to have the Chancellor of such court (or his designee) promptly appoint a second such investment bank. Each investment bank appointed pursuant to this Section 10.9(c) shall be instructed to determine the fair market value of the relevant Membership Interests by determining the value of fifty percent (50%) of the aggregate Membership Interests of the Class C Member and Class P Members, without a control premium and with valuation premised on a sale in an arm’s length transaction where neither the seller nor the buyer is under compulsion to consummate the sale. If the lower of the two values determined by the two investment banks is no more than 10% lower than the greater value, then the Fair Market Value of the relevant Membership Interests shall be the average of the two values. If the lower value is more than 10% lower than the greater value, then the Class C Member and [SpinCo] shall direct the two (2) investment banks to promptly (and not later than ten (10) days following the delivery of the last of the two (2) valuations prepared by such investment banks) appoint a third nationally recognized investment bank to determine the fair market value of the relevant Membership Interests. In the event the two (2) investment banks fail to timely appoint such a third investment bank, either the Class C Member or [SpinCo] shall be entitled to petition the Delaware Court of Chancery to have the Chancellor of such court (or his designee) promptly appoint a third such investment bank. If the value determined by such third investment bank is within the range of the first two values, then the fair market value of the relevant Membership Interests as determined by such third investment bank shall be the Fair Market Value of the relevant Membership Interests. If the value determined by such third investment bank is outside the range of the first two values, then the Fair Market Value of the relevant Membership Interests shall be the median of the three values. Each of the Class C Member and [SpinCo] shall pay the costs and fees for the investment bank it appoints and the costs and fees of the third investment bank, if any, shall be shared equally between the Class C Member and [SpinCo].

(iii) The above-described determination of Fair Market Value of the relevant Membership Interests of the Company will be final and binding on the Members.

(d) The Buy-Out Members shall have the option, but not the obligation (the “Buy-Out Interest Option”), to purchase from the Downgraded Members, and to require each Downgraded Member to sell to the Buy-Out Members, all (but not less than all) of each Downgraded Member’s Membership Interest (the “Buy-Out Interests”) for a purchase price (the “Buy-Out Purchase Price”) equal to the Fair Market Value of each such Downgraded Member’s Membership Interest (as finally determined pursuant to Section 10.9(c)). The Buy-Out Interest Option must be exercised with respect to all of the Downgraded Members. The Buy-Out Interest

Option shall be exercisable by the Buy-Out Members, in their sole discretion and at their sole option, by delivering written notice (which written notice shall be irrevocable except as provided in Section 10.11(a)) to each of the Downgraded Members at any time during the period commencing on the date on which the Fair Market Value of the Membership Interests of the Downgraded Members is finally determined pursuant to Section 10.9(c) and ending sixty (60) days after such date (the “Buy-Out Interest Option Period”). Such written notice shall obligate each Downgraded Member to sell and the Buy-Out Members to purchase the Buy-Out Interests as herein provided. The failure of the Buy-Out Members to deliver the written notice during a given Buy-Out Interest Option Period (or the delivery of a written notice by the Buy-Out Members declining to exercise the Buy-Out Interest Option) shall result in the termination of the Buy-Out Interest Option with respect to such Buy-Out Interest Option Period, and any subsequent exercise of the Buy-Out Interest Option by the Buy-Out Members after such termination shall require the delivery of a new Valuation Notice to the Downgraded Members with respect to a different Credit Rating Event in accordance with Section 10.9(b).

(e) Notwithstanding anything to the contrary herein, no Member shall be entitled to deliver a Valuation Notice or exercise a Buy-Out Interest Option if (i) a Credit Rating Event has occurred with respect to (A) such Member, (B) any Member of the same class as such Member, (C) the Ultimate Parent of such Member or (D) the Ultimate Parent of any Member of the same class as such Member and (ii) no Cure Event has occurred with respect to such Credit Rating Event.

(f) The Buy-Out Members shall be entitled, in the Buy-Out Members’ sole discretion, to assign all or a portion of its rights and obligations to the Buy-Out Interest Option to any of their Affiliates and to any third party. Such assignment may be made by the Buy-Out Members at any time prior to the consummation of the Transfer of the Buy-Out Interests hereunder.

10.10 BUY-OUT OPTION UPON CHANGE OF CONTROL.

(a) If there is a Change of Control of [SpinCo], within ten (10) days of such Change of Control [SpinCo] shall deliver a written notice (a “Change of Control Notice”) to the Class C Member. Notwithstanding anything to the contrary in this Agreement, if there occurs a Change of Control of [SpinCo], the Class C Member may, by delivering written notice to [SpinCo] at any time after the occurrence of the Change of Control of [SpinCo] but no later than fifteen (15) days after receipt of the Change of Control Notice, require that the Members determine the Fair Market Value of the aggregate Membership Interests of the Class P Members in accordance with Section 10.9(c) above.

(b) If the Class C Member delivers its written notice in accordance with Section 10.10(a), the Class C Member shall have the option, but not the obligation (the “Change of Control Option”), to purchase such aggregate Membership Interests, and to require the sale of such aggregate Membership Interests by the Class P Members (the “Change of Control Interests”), for a purchase price (the “Change of Control Purchase Price”) equal to the Fair Market Value of the Change of Control Interests (as finally determined pursuant to Section 10.9(c)).

The Change of Control Option must be exercised with respect to all of the Class P Members. The Change of Control Option shall be exercisable by the Class C Member, in its sole discretion and at its sole option, by delivering written notice (which written notice shall be irrevocable except as provided in Section 10.11(a)) to each of the Class P Members at any time during the period commencing on the date on which the Fair Market Value of the Membership Interests of the Class P Members is finally determined pursuant to Section 10.9(c) and ending sixty (60) days after such date (the “Change of Control Option Period”). Such written notice shall obligate each Class P Member to sell and the Class C Member to purchase the Change of Control Interests as herein provided. The failure of the Class C Member to deliver the written notice during a given Change of Control Option Period (or the delivery of a written notice by the Class C Member declining to exercise the Change of Control Option) shall result in the termination of the Change of Control Option with respect to such Change of Control Option Period.

(c) The Class C Member shall be entitled, in the Class C Member’s sole discretion, to assign all or a portion of its right and obligations to the Change of Control Option to any of its Affiliates and to any third party. Such assignment may be made by the Class C Member at any time prior to the consummation of the Transfer of the Change of Control Interests hereunder.

10.11 CLOSING OF BUY-OUT OPTION EXERCISES.

(a) The closing of the sale and purchase of Membership Interests pursuant to the Change of Control Option or pursuant to the Buy-Out Interest Option shall take place at the offices of the Purchaser’s counsel ninety (90) days after, as applicable, (i) the date of the exercise of the Buy-Out Interest Option or (ii) the date of the exercise of the Change of Control Option; provided, that the closing shall in no event occur earlier than five (5) days after receipt of all approvals required from, and expiration of all waiting periods (including waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) imposed by, any governmental authorities in connection with the purchase and sale. At closing, (w) each Member selling its Membership Interest (the “Seller Member”) shall represent and warrant to each Member (or its assignee(s)) purchasing such Membership Interest (the “Purchaser”) that the Purchaser is receiving good and marketable legal and beneficial title to such Seller Member’s Membership Interest, free and clear of any liens (other than restrictions imposed by the Securities Act of 1933, as amended, applicable state securities laws, and this Agreement), which representations and warranties shall be the sole representations and warranties required of such Seller Member, (x) the Purchaser shall assume, and cause the release of each Seller Member from, each on-going obligation of such Seller Member under this Agreement and in respect of the Company and its business, including all obligations under guarantees issued by such Seller Member, in each case arising after the closing of the sale and purchase of such Membership Interest, (y) each Seller Member shall deliver resignations from those Voting Directors the Seller Member has elected to the Board of Directors, and (z) the Purchaser shall deliver to each of the Seller Member(s) an amount equal to either the applicable Buy-Out Purchase Price (in the case of the purchase of the Membership Interest pursuant to the Buy-Out Interest Option) or the applicable Change of Control Purchase Price (in the case of the purchase of the Membership Interest pursuant to the Change of Control Option) in immediately available funds; provided that nothing in the foregoing clause (x) shall relieve any Seller Member of any of its obligations pursuant to the Contribution Agreement. Notwithstanding anything to the contrary in this Section 10.11, if a governmental authority whose approval is required to consummate the purchase of the Membership Interest fails to approve such transaction or imposes a condition on its approval that, in the sole discretion of the Purchaser, would make the purchase by it of the Membership Interest pursuant to the Buy-Out Interest Option or pursuant to the Change of Control Option impractical or not otherwise in the best interests of the Purchaser, then the Purchaser may terminate the exercise of the applicable option and the purchase of the Membership Interest by and upon delivery of written notice to the Seller Member and, upon such termination, no Member shall have any further obligation under this Section 10.11 with respect thereto and each such Seller Member shall continue to own its Membership Interest.

(b) The Members shall take all necessary actions required to give effect to the provisions of Section 10.9, Section 10.10 and Section 10.11, including (i) the passing of such Member and Board of Directors resolutions of the Company as may be reasonably necessary to facilitate the relevant transaction, and (ii) the filing of all necessary notices to and requests for consent of any governmental authorities, and the Members shall equally share any filing fees required in connection therewith.

(c) If requested in writing by the Purchaser, the Company and the Members hereby agree to cooperate with Purchaser to structure, in a manner reasonably requested by Purchaser (with the Purchaser to bear the incremental cost, if any, of such request), the Transfer pursuant to the exercise of the Buy-Out Interest Option or the Change of Control Option so as not to effect a termination of the Company under section 708 of the Code.

ARTICLE 11

COMPETITION

11.1 GENERAL. The Members expect that the Company shall be the primary vehicle by which each of the Members (together with their Affiliates) engage in the Chemicals Business. If a majority in interest of the Members of one class (the “Non-Competing Class”) concludes in good faith that the Company is no longer the primary vehicle by which the Members of the other class (together with its Affiliates) (the “Competing Class”) is engaged in the Chemicals Business, then the Non-Competing Class shall have the right to send written notice of such good faith conclusion (“Conflict Notice”) to the Competing Class. Upon receipt of the Conflict Notice, the Competing Class shall enter into good faith negotiations with the Non-Competing Class to resolve any or all substantial conflicts of interest resulting from the ownership of businesses competing with the businesses of the Company.

11.2 RESOLUTION OF COMPETITIVE CONFLICTS.

(a) In the event that:

(i) A Non-Competing Class exercises its right to require a Competing Class to engage in good faith negotiations pursuant to Section 11.1;

(ii) The Non-Competing Class and Competing Class are unable to resolve the conflicts of interest within 150 days of the delivery of the Conflict Notice; and

(iii) The value (in the opinion of a nationally recognized investment bank selected by the Board of Directors) of the Competing Class’s (including its Affiliates’) interests in businesses competing with the businesses of the Company exceeds 50% of the enterprise value of the Company; provided that if the Board of Directors does not select such a nationally recognized investment bank within 30 days of the end of the 150 day period set forth in (ii) above, such value shall be determined by nationally recognized investment banks selected by the process set forth in Section 10.9(c)(ii), mutatis mutandis (including, if necessary, the appointment of a third investment bank to determine such value, if necessary, and without regard to the sentence beginning “Each investment bank…”);

then, in such case, the Non-Competing Class shall have the right, within 30 days from the later of (x) the expiration of the period in (ii) above or (y) the determination in (iii) above, to state a single cash price at which it is prepared to purchase the Class Membership Interest of the Competing Class, which will constitute a binding offer to purchase (the “Initial Offer”). In the event of an Initial Offer, the Competing Class shall have 60 days to decide either to accept the Initial Offer or to make a counter-offer by stating a single cash price, which is at least 5% higher than the Initial Offer, at which it is prepared to purchase the Class Membership Interest of the Non-Competing Class (a “Counter-Offer”). In the event of a Counter-Offer, the Non-Competing Class shall have 30 days to decide either to accept the Counter-Offer or to make another offer by stating a single cash price, which is at least 5% higher than the Counter-Offer, at which it is prepared to purchase the Class Membership Interest of the Competing Class (a “Subsequent Offer”). In the event of a Subsequent Offer by the Non-Competing Class, the Competing Class shall have 30 days to decide either to accept the Subsequent Offer or to make another counter- offer by stating a single cash price, which is at least 5% higher than the Subsequent Offer, at which it is prepared to purchase the Class Membership Interest of the Non-Competing Class. The offering process described in this paragraph shall continue in this manner until a price is reached at which either the Competing Class or the Non-Competing Class is willing to sell its Class Membership Interest to the other class. If such a price is reached, the closing of the sale and purchase of the Membership Interests pursuant to this Article 11 shall be conducted in accordance with the terms of Sections 10.11(a), (b) and (c), mutatis mutandis. Notwithstanding anything to the contrary in the foregoing, a Member may also sell its Class Membership Interest pursuant to the right of first refusal provisions set forth in Section 10.6.

(b) In the event that a Non-Competing Class has concluded in good faith that the Company is no longer the primary vehicle by which a Competing Class is engaged in the Chemicals Business in accordance with Section 11.1, and:

(i) a sale pursuant to subsection (a) above is not concluded (whether or not the condition expressed in subsection (a)(iii) above is satisfied); and

(ii) the Competing Class and Non-Competing Class have not been able to resolve, pursuant to Section 11.1 above, all substantial conflicts of interest resulting from the ownership by the Competing Class of a substantial business competing with the businesses of the Company;

then either the Competing Class or the Non-Competing Class may require the other class from time to time to enter into good faith negotiations to cause the Company (and/or the Members) to adopt such reasonable, mutually acceptable provisions as would mitigate the potential adverse consequences of the conflicts of interests on the continuing businesses of the Company. Such provisions could include, for example, restrictions on the dissemination and use of confidential information, greater delegation of authority to management of the Company, or modification of distribution requirements or the non-involvement of the Competing Class in business decisions of the Company potentially affecting such competing businesses.

ARTICLE 12

TERM AND DISSOLUTION

12.1 TERM. Except as provided in Section 12.2 hereof, the existence of the Company shall be perpetual.

12.2 DISSOLUTION. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(a) The approval of dissolution by the Board of Directors; or

(b) The bankruptcy or dissolution of either all of the Class C Members or all of the Class P Members.

12.3 LIQUIDATION.

(a) Upon the occurrence of an event of dissolution as defined in the Act or in Section 12.2 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Board of Directors, or if there be no Directors then in office the Members, shall appoint a liquidator (who may, but need not, be a Member) who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after his appointment, the liquidator shall cause to be filed a statement of intent to dissolve as required by section 18-203 of the Act.

(b) During the course of liquidation, the Members shall continue to share profits and losses as provided in Section 9.1 of this Agreement, but there shall be no cash distributions to the Members until the Distribution Date (as defined in Section 12.4).

(c) A Member shall not have any obligation to contribute any amount to the Company in the event of a negative balance in its Capital Account.

12.4 LIABILITIES. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 12.6 hereof not later than the Distribution Date.

12.5 SETTLING OF ACCOUNTS. Subject to section 18-804 of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (a) first, to pay all expenses of liquidation and winding up; (b) second, to pay all debts, obligations and liabilities of the Company, in the order of priority as provided by law, other than debts owing to the Members or on account of Members’ contributions; (c) third, to pay all debts of the Company owing to a Member; and (d) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 12.6 hereof.

12.6 DISTRIBUTION OF PROCEEDS.

(a) Subject to section 18-804 of the Act, upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation remaining following the settling of accounts in accordance with Section 12.5 hereof shall be distributed to the Members in the following manner: to the Members in proportion to and up to the balance of their respective positive Capital Accounts.

(b) The balance of Members’ Capital Accounts immediately prior to distributions under Section 12.6(a) shall be determined after all adjustments to such Capital Accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations section 1.704-1(b), such adjustments to be made within the time specified in such Income Tax Regulations.

12.7 CERTIFICATE OF CANCELLATION. Upon dissolution and liquidation of the Company, the liquidator shall cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with section 18-203 of the Act.

ARTICLE 13

INDEMNIFICATION

13.1 INDEMNIFICATION: PROCEEDING OTHER THAN BY COMPANY. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Director, Member or officer of the Company (and may similarly indemnify employees or agents of the Company), or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

13.2 INDEMNIFICATION: PROCEEDING BY COMPANY.

(a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an officer of the Company (and may similarly indemnify employees or agents of the Company), or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

(b) The Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith in accordance with Section 4.8 hereof.

(c) With respect to indemnification pursuant to subsection (a) or (b) above, such indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

13.3 MANDATORY ADVANCEMENT OF EXPENSES. The expenses of Directors, Members and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director, Member or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. The provisions of this Section 13.3 do not affect any rights to advancement of expenses to which personnel of the Company other than Directors, Members or officers may be entitled under any contract or otherwise.

13.4 EFFECT AND CONTINUATION. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 13.1 to Section 13.3, inclusive:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate or any limited liability company agreement, vote of Members or disinterested Directors, if any, or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 13.2 or for the advancement of expenses made pursuant to Section 13.3, may not be made to or on behalf of any Member, Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a Member, Director, officer, employee or agent and inures to the benefit of his heirs, executors and administrators.

13.5 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS.

(a) The Board of Directors may cause the Company to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Member, Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, Member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a Director, member, director, officer, employee or agent, or arising out of his status as such, whether or not the Company has the authority to indemnify him against such liability and expenses.

(b) The other financial arrangements made by the Company pursuant to Section 13.5(a) may include:

(i) The creation of a trust fund;

(ii) The establishment of a program of self-insurance;

(iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Company; or

(iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this Section 13.5(b) may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(c) In the absence of fraud:

(i) The decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 13.5 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(ii) The insurance or other financial arrangement:

(A) Is not void or voidable; and

(B) Does not subject any Director or Member approving it to personal liability for his action, even if a Director or Member approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

13.6 NOTICE OF INDEMNIFICATION AND ADVANCEMENT. Any indemnification of, or advancement of expenses to, a Director, Member or officer in accordance with this Article 13, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members’ meeting.

13.7 REPEAL OR MODIFICATION. Any repeal or modification of this Article 13 by the Members of the Company shall not adversely affect any right of a Director, Member or officer of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 14

INSPECTION OF COMPANY RECORDS; ANNUAL AND OTHER REPORTS

14.1 RECORDS TO BE KEPT. The Company shall keep at its registered office:

(a) A current list of the full name and last known business, residence or mailing address of each Member and Director separately identifying the Members in alphabetical order and the Directors, if any, in alphabetical order;

(b) A copy of the filed Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

(c) Copies of this Agreement, and all amendments hereto;

(d) Copies of the Company’s federal income tax returns and reports, if any, for, at least, the three most recent years; and

(e) Copies of any financial statements of the Company for, at least, the three most recent years.

14.2 ACCESS TO COMPANY INFORMATION. The accounting books and records, the record of Members, and minutes of proceedings of the Members of the Company, including, without limitation such information necessary to conduct periodic audits of various kinds (e.g. EHS, financial), shall be open to inspection upon the reasonable request of any Member (or of the Initial Phillips Member, upon the execution by the Initial Phillips Member of a customary confidentiality agreement acceptable to the Class C Member, acting reasonably, and solely to the extent relating to matters existing or arising prior to the Spin-off ) at any reasonable time during usual business hours, for a purpose reasonably related to such Person’s interest as a Member.

Such inspection may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts. In addition, the Members (or the Initial Phillips Member, upon the execution by the Initial Phillips Member of a customary confidentiality agreement acceptable to the Class C Member, acting reasonably, and solely to the extent relating to matters existing or arising prior to the Spin-off ) shall have reasonable access to the Officers of the Company in order to discuss the Company’s business.

14.3 ANNUAL AND QUARTERLY REPORTS.

(a) The Board of Directors shall within 45 days after the end of the first three Fiscal Quarters and within 90 days after the close of a Fiscal Year, deliver or mail to the Members, the quarterly and annual, respectively, financial statements of the Company.

(b) The income statements and balance sheets referred to in this Section 14.3 shall be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or the certificate of an authorized officer of the Company that such financial statements were prepared without audit from the books and records of the Company.

(c) The annual financial statements of the Company shall be audited by independent accountants, and independent accountants shall participate in the preparation of quarterly financial statements of the Company, in each case consistent with the rules of the Securities and Exchange Commission relating to annual and quarterly financial statements of publicly traded companies.

ARTICLE 15

DEFAULTS AND REMEDIES

15.1 DEFAULTS. If a Member materially defaults in the performance of its obligations under this Agreement, and such default is not cured within ten (10) days after notice of such default is given by a Director to the defaulting Member for a default that can be cured by the payment of money, or within thirty (30) days after notice of such default is given by a Director to the defaulting Member for any other default, then the non-defaulting Members shall have the rights and remedies described in Section 15.2 hereunder in respect of the default.

15.2 REMEDIES. If a Member fails to perform its obligations under this Agreement, any other Member shall have, in addition to any rights and remedies provided hereunder, all such rights and remedies as are provided at law or in equity.

15.3 NO WAIVER. No consent or waiver, express or implied, by a Member to or of any breach or default by another Member in the performance by such other Member of its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by any other Member. Failure by a Member to complain of any act or omission to act by another Member, or to declare such other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement. Neither the failure nor any delay on the part of any Member to exercise any right or remedy under this Agreement shall preclude any other or further exercise of the same or of any other right or remedy.

ARTICLE 16

MISCELLANEOUS

16.1 AMENDMENTS.

(a) Subject to any contrary provisions of the Act, this Agreement may be amended only by the affirmative vote of Members owning all of the Class Membership Interest of both Class C and Class P. Any such amendment shall be in writing, duly executed by all the Members.

(b) Subject to any contrary provisions of the Act, the Certificate may only be amended by the affirmative vote of Members owning one hundred percent (100%) of all of the Percentage Interests entitled to vote. Any such amendment shall be in writing, and shall be executed and filed in accordance with section 18-202 of the Act.

16.2 REPRESENTATION OF SHARES OF COMPANIES OR INTERESTS IN OTHER ENTITIES. The chief executive officer, any vice president or the secretary or any assistant secretary of this Company is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other entity, standing in the name of this Company. The authority herein granted to said officers to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other entity, may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.

16.3 SEAL. The Members or Board of Directors may adopt a seal of the Company in such form as the Members or the Board of Directors (as the case may be) shall decide.

16.4 ACTIONS BY CLASS P MEMBERS AND CLASS C MEMBERS. [SpinCo] shall ensure that each of the Class P Members, and Chevron shall ensure that each of the Class C Members, takes all actions necessary to be taken by such Member in order to fulfill the obligations of such Member, or of [SpinCo] or Chevron, as the case may be, under this Agreement.

16.5 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, together with the Contribution Agreement, the Contribution Assumption Agreement, the Consent Agreement, and all other agreements, instruments, certificates and other documents entered into or delivered by the parties in connection herewith or therewith, constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein or therein.

16.6 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 14.2 and that the provisions of Article 13 are for the benefit of the Persons to be indemnified by the Company.

16.7 GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

(b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 16.7.

16.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including through electronically exchanged signature pages (e.g., emailed PDFs or facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

16.9 TITLES AND SUBTITLES; FORM OF PRONOUNS; CONSTRUCTION AND DEFINITIONS. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

16.10 DELAWARE LIMITED LIABILITY COMPANY ACT PREVAILS. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the Delaware General Corporation Law shall govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws, the provisions of the Act shall prevail.

16.11 SEVERABILITY. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

16.12 EFFECTIVE DATES OF AMENDMENTS. The amendments made by Amendment No. 1 to the Amended & Restated LLC Agreement which is restated in Section 9.2(h) hereof remain effective as of July 1, 2000. All other amendments made by this Agreement are effective as of the date first set forth above.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned hereby execute this Third Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

CHEVRON CORPORATION

By
Name
Title

CHEVRON U.S.A. INC.

By
Name
Title

[SPINCO]

By
Name
Title

[SPINCO SUB]

By
Name
Title

WESTTEX 66 PIPELINE COMPANY

By
Name
Title

PHILLIPS CHEMICAL HOLDINGS COMPANY

By
Name
Title